UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Cooper-Standard Holdings Inc.
(Name of Registrant as Specified In Its Charter)

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CooperStandard

2022

Notice of Annual Meeting and Proxy Statement

A Letter from our Chairman and Chief Executive Officer
To Our Investors,
On behalf of the Board of Directors of Cooper-Standard Holdings Inc. (the “Board”), I am pleased to invite you to electronically attend the 2022 Annual Meeting of the Stockholders (the “Annual Meeting”) to be held May 19, 2022, beginning at 9:00 a.m., Eastern Time. I would like to thank you for your ongoing support as we continue to address significant industry and market headwinds.

Earlier this year, the Company introduced our updated Purpose, Mission, Values and Capabilities to continue to evolve our business to support our Mission to Be the First Choice of the Stakeholders We Serve, while upholding our Values and Capabilities as we work to fulfill our Purpose of Creating Sustainable Solutions Together. These enhancements will allow Cooper Standard to better leverage our culture and remain agile for future growth and development.

Our team continues to improve the business to position Cooper Standard for a strong rebound once production volume normalizes. Key accomplishments in 2021include:

•Delivering world-class product quality, launches and customer service, including 98% green customer score cards for product quality and 97% green for program launches;
•Outperforming world-class safety benchmarks with a safety incident rate of 0.40 per 200,000 hours worked, which includes 23 plants with a perfect safety record;
•Achieving significant reductions in selling, administrative and engineering (SGA&E) expense and other fixed overhead costs to further right-size the Company;
•Progressing innovations including development of electric vehicle-focused solutions to meet the evolving needs of this hyper-growth market segment, commercialization of our Fortrex™ Chemistry Platform in the footwear market and continued expansion of Liveline Technologies; and
•Launching our Global Sustainability Council to continue and expand our focus on the strategic alignment of environmental, social and governance initiatives throughout our business and with our stakeholders.

While we accomplished a lot in 2021, some challenges that impacted our financial results last year remain with us in 2022, including soaring raw material pricing and other inflationary pressures. Our teams are actively addressing these issues through both close collaboration with our suppliers and aggressive negotiations with our customers for price increases, delayed price concessions and increased index-based contracts. We believe a Successful recovery of the incremental costs from inflation will put us back on track to achieve our long-term strategic objectives for adjusted EBITDA and return on invested capital.

I would like to once again thank you for your support as we continue to enhance the business and seek to return to ten percent or higher ROIC in the coming years. I encourage you to participate in our Annual Meeting, as your vote and engagement are important to the ongoing success of the Company. This year’s Annual Meeting will again be in a virtual format. You will be able to attend the meeting online, vote your shares electronically and submit your questions during the meeting via a live webcast by visiting www.virtualshareholdermeeting.com/CPS2022. Details of the business to be conducted at the Annual Meeting are given in the Notice of the 2022 Annual Meeting of the Stockholders and the proxy statement.

Thank you in advance for your cooperation and continued support.

Sincerely,
Jeffrey S. Edwards
Chairman and Chief Executive Officer

2022 ANNUAL MEETING OF THE STOCKHOLDERS
Meeting Notice

Where
Online via live webcast at www.virtualshareholdermeeting.com/CPS2022. You may vote your shares electronically and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CPS2022. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice Regarding the Availability of Proxy Materials, on your proxy card (if you received a printed copy of the proxy materials), or on the instructions that accompanied your proxy materials.
When
Thursday, May 19, 2022
9:00 a.m. Eastern Time
Online check-in will begin at 8:45 a.m. Eastern Time, and you should allow ample time for the online check-in procedures.
Items of Business
•To elect the director nominees described in the proxy statement for a one-year term ending at the next annual meeting of the stockholders;
•To hold an advisory vote on named executive officer compensation;
•To ratify the appointment of the independent registered public accounting firm for the 2022 fiscal year; and
•To conduct any other business if properly brought before the Annual Meeting.
 You will find more information about the matters to be voted on at the Annual Meeting in the proxy statement.
Record Date
Holders of the Company’s common stock as of the close of business on March 25, 2022, the record date, are entitled to vote at the Annual Meeting. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our principal executive offices at 40300 Traditions Drive, Northville, Michigan, 48168, and electronically during the Annual Meeting at
www.virtualshareholdermeeting.com/CPS2022 when you enter your 16-digit control number.
Pre-meeting Questions to Management
The online format used by the Company for the Annual Meeting also allows us to communicate more effectively with you. Stockholders can submit appropriate questions in advance of the Annual Meeting by visiting www.proxyvote.com. Stockholders will need their 16-digit control number to enter the website.
Your vote is important! We strongly encourage you to exercise your right to vote as a stockholder. You may revoke your proxy at any time before it is exercised. You will find instructions on how to vote on page 4 of the proxy statement.
By Order of the Board of Directors,
Joanna M. Totsky
Senior Vice President, Chief Legal Officer & Secretary
April 7, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 19, 2022
The Notice of the 2022 Annual Meeting, the 2022 Proxy Statement, and the Company’s 2022 Annual Report to Stockholders for the year ended December 31, 2021 are available free of charge at: https://www.proxyvote.com.

2022 ANNUAL MEETING OF STOCKHOLDERS
Proxy Statement

April 7, 2022
i

This proxy statement was first sent or made available to stockholders on or about April 7, 2022.

Proxy Summary and Company Highlights

Proposals
1.Election of Directors
2.Advisory Vote on Named Executive Officer Compensation
3.Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2022

Governance Highlights
•Independent Lead Director
•9 of the 10 director nominees are independent
•Minimum stock ownership requirements for directors
•Board committees composed of independent directors
•Annual Board evaluations
•Board considers diversity when evaluating prospective directors
•Board comprised of members with the key skills and experiences integral to the Company’s success
•Board meets regularly in executive sessions
•Strong governance framework for the oversight of environmental, social and governance (“ESG”) matters

Director Nominees

2021 Board Engagement

9	23	98%	9

Board Meetings	Committee Meetings	Attendance[1]	Executive Sessions
1 Percentage represents average attendance of the directors based on the total number of meetings of the Board and of the committees on which each such director served during 2021.

Business and Financial Highlights

Enhanced Culture
•Launched updated Purpose, Mission and Value statements to continue evolving for the future and better leverage our culture, capabilities and resources for sustained growth
•Established our Diversity, Inclusion and Belonging (DIB) Action Group to help raise awareness and conversation around DIB and ensure equitable treatment of all employees

Cost Reduction
•Continued focus on cost and improved efficiency, reducing costs including $81m in savings and 10% reduction in headcount
•$33m in improved manufacturing operating efficiency
•$32m reduced overhead (SGA&E expense)
•$16m restructuring related savings
•Aggressively driving material cost recovery and doubled our supply indexing coverage

Functional Excellence
•Delivered world-class safety performance with 0.40 incident rate per 200,000 hours worked
•Achieved 98% green customer score cards for quality
•Achieved 97% green customer score cards for launch
•Received awards for $206m in annualized net new business
•Provide key components for 4 of the top 5 and 14 of the top 25 electric vehicle (EV) platforms, with EV sales that are expected to outpace the market

Risk Oversight
•Robust enterprise risk management approach
•Active participation from leaders of the Company with the Board’s oversight
•Culture of integrity and risk awareness throughout the Company
•The Board’s ESG governance framework that integrates ESG risks and opportunities into the Company’s long-term strategy and enterprise risk management processes

Corporate Responsibility
•Global Sustainability Counsel
•Long term ESG goals aligned with business goals and stakeholder priorities
•Refreshed annual materiality assessment
•Rating agency analysis showing continued ESG score improvement
•Peer benchmarking showing higher scores to aspirational comparative peer group in 10 out of 11 high priority categories for our focus on transparency and reporting
•Alignment with RE100 global initiative in process

Awards and Recognitions

One of the World’s Most Ethical Companies® by Ethisphere® for the third consecutive year	Corp! Salute to Diversity award

Newsweek’s American Most Responsible Companies for the third consecutive year	GM Supplier of the Year for the fourth consecutive year GM Overdrive award in the category of sustainability
Compensation Highlights

2021 Highlights
•True pay-for-performance approach, paired with challenging incentive plan targets, demonstrated by:
◦no annual incentive payments for 2021,
◦no payout on performance-based long-term incentive awards with performance period ending in 2021, and
◦no remaining long-term incentive awards outstanding which are projected to be earned.
•Implementation of the 2021 Omnibus Incentive Plan, as approved by stockholders at the 2021 Annual Meeting, supporting our beliefs and practices around equity-based awards, which promote future growth and development of the Company and further align the interest of award recipients with Company stockholders.

Compensation programs that are designed to:
•Link executive compensation to Company performance;
•Attract and retain a highly-qualified executive leadership team;
•Align the interests of executives with those of our stockholders;
•Focus our leadership team on increasing profitability and return on invested capital (“ROIC”); and
•Motivate our leadership team to execute our long-term growth strategy while delivering consistently strong financial results.

Sound and effective compensation and related governance practices, such as:
•Independent compensation consultant retained by the Compensation Committee;
•Annual benchmarking using general industry surveys and a peer group proxy analysis;
•Majority of long-term incentive compensation is performance-based;
•Balanced mix of performance measures aligned with long-term strategy;
•Clawback policy covering cash and equity;
•Anti-hedging and anti-pledging policy; and
•Executive and non-employee director stock ownership guidelines.

Voting and Virtual Meeting Information

Who is entitled to vote?
Holders of the Company’s common stock as of the close of business on March 25, 2022, the record date, are entitled to vote at the Annual Meeting. On March 25, 2022, 17,061,695 shares of common stock were outstanding and, thus, eligible to be voted. Each outstanding share of common stock will be entitled to one vote on each proposal.
How does the Board of Directors recommend that I vote on matters to be considered at the Annual Meeting and what is the vote required to approve each proposal?
You may vote for or against or abstain from voting on each proposal submitted for voting. Provided that there is no competing proxy, if you are a beneficial owner and do not provide voting instructions to your broker, trustee, or other nominee under the New York Stock Exchange (“NYSE”) rules, your broker, trustee, or other nominee has the discretion to vote those shares only on matters that are routine. A broker cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote.”
The following table sets forth how the Board recommends that you vote, the vote required for approval and the effect of abstentions and broker non-votes for each of the following Proposals for the Annual Meeting.

Proposal Number	Description	Board Recommendation	Vote Required for Approval	Effect of Abstentions and Broker Non-Votes
1	Election of Directors	FOR ALL	More votes are cast “for” than “against” a nominee.	Abstentions and Broker non-votes have no effect on the outcome of the vote.
2	Advisory Vote on Named Executive Officer Compensation	FOR	More votes are cast “for” than “against” the proposal.	Abstentions and Broker non-votes have no effect on the outcome of the vote.
3	Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2022	FOR	More votes are cast “for” than “against” the proposal.	Abstentions have no effect on the outcome of the vote. NYSE rules permit brokers to vote uninstructed shares at their discretion on this proposal in uncontested situations.
How do I vote before the Annual Meeting?
We encourage stockholders to submit their votes in advance of the Annual Meeting. If your shares are registered directly in your name with our transfer agent, you are considered the “stockholder of record” with respect to those shares. By following the instruction provided in your proxy card, you may submit your votes in the following ways:

Vote online at www.proxyvote.com until 11:59 p.m. Eastern Time on May18, 2022	Call 1-800-690-6903 until 11:59 p.m. Eastern Time on May 18, 2022	Mail Proxy Card to: Vote Processing c/o Broadridge 51 Mercedes Way Edgewood, NY 11717
If your shares are held in a brokerage account, by a trustee or by another nominee (that is, in “street name”), you are considered to be the beneficial owner of those shares, and you have the right to give instructions to your broker, trustee or other nominee on how to vote your shares following the instructions provided in the voting instructions form.

How do I vote online during the Annual Meeting?
You may vote your shares by completing a ballot online during the designated time during the Annual Meeting if you are a stockholder of record or a “street name” holder.
How can I change my vote?
After you have submitted your proxy or voting instructions by the Internet, telephone, or mail, you may revoke your proxy at any time until it is voted at the Annual Meeting. If your shares are registered in your name, you may do this by (i) written notice of revocation to the secretary of the Company; (ii) timely delivery of a valid, later-dated proxy or later-dated vote by telephone or Internet; or (iii) voting your shares online during the Annual Meeting. If your shares are held in street name, you may revoke your vote (i) through your broker, trustee or other nominee in accordance with their voting instructions, or (ii) by subsequently voting online during the Annual Meeting.
What constitutes a quorum at the Annual Meeting?
The presence of the holders of a majority of the outstanding shares of our common stock, in person or by proxy, will constitute a quorum for transacting business at the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum at the Annual Meeting.
What if I do not specify how I want my shares voted?
If you return your proxy card with no votes marked or do not specify when giving your proxy by telephone or online how you want to vote your shares, we will vote them:
•FOR the election of all nominees for director (Proposal 1);
•FOR the approval of named executive officer compensation (Proposal 2); and
•FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2022 (Proposal 3).
Who pays for this proxy solicitation?
This solicitation of proxies is made by and on behalf of the Board of Directors. We will bear the cost of the solicitation of proxies. We do not currently plan to hire a proxy solicitor to help us solicit proxies from brokers, bank nominees, or other institutions or stockholders although we reserve the right to do so. In addition, our officers, directors, and employees may solicit proxies in person, by telephone, or other means of communication, but they will not receive any additional compensation in connection with such solicitation.
How can I attend the Annual Meeting?
This year’s annual meeting will be a completely virtual meeting of stockholders, which will be conducted through an audio webcast. You will be able to attend the annual meeting of stockholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/CPS2022. To participate in the annual meeting, you will need the 16-digit control number included on your notice of Internet availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.
The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.
The meeting webcast will begin promptly at 9:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time. Online access to the meeting will open at 8:45 a.m., Eastern Time, and you should allow ample time to log in to the meeting webcast and test your computer audio system.
What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?
For technical difficulties, you may call the telephone numbers provided on the login page of the virtual meeting platform at www.virtualshareholdermeeting.com/CPS2022.

How do I submit a question at the 2022 Annual Meeting?
If you wish to submit a question, you may do so in two ways:
•Before the meeting: Once you receive your proxy materials, you may log into www.proxyvote.com and enter your 16-digit control number. Once past the login screen, click on "Question for Management," type in your question, and click "Submit." You may submit questions through this pre-meeting forum until the start of the meeting.
•During the meeting: Log into the virtual meeting platform at www.virtualshareholdermeeting.com/CPS2022 to attend the meeting, during which you may type your question into the "Ask a Question" field, and click "Submit."
Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, are not pertinent to meeting matters and therefore will not be answered. Any questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered at http://www.ir.cooperstandard.com/investor-relations. The questions and answers will be available as soon as practical after the meeting and will remain available until one week after posting.

Proposal 1: Election of Directors

Director Nominee Overview: Tenure, Skills, Experience and Diversity
The Board considers the following skills and experiences to be integral to the success of the Company:
•Core Industry experience is important to providing relevant understanding of our business, strategy, and marketplace dynamics.
•Senior Executive Leadership experience is important to providing the Comp with unique insights on developing talent, a productive work culture, and strategy in solving problems in large, complex organizations.
•Financial/Audit & Risk experience is important in overseeing accurate financial reporting, informed decision making on value-adding initiative, and robust auditing.
•Mergers & Acquisitions/ Capital Markets experience is critical to strategically pursuing complementary acquisitions and joint ventures that enhance our customer base, geographic penetration, scale and technology.
•International Business/Markets experience is critical to cultivating and sustaining business and governmental relationships internationally and providing oversight of our multinational operations.
•Engineering/Technical experience is critical to ensuring we are able to provide our customers with market-leading solutions with predictable quality that meet and exceed expectations.
•Manufacturing/Supply Chain experience is critical to ensuring optimal processes are used in the creation of our products.
•Innovation & Technology Strategy experience is integral to furthering our commitment to having a culture that encourages innovative ideas that are translated into development of new and advanced technologies.
•Cyber Security/Information Technology experience is important because the Board plays a vital role in recognizing the sense of urgency regarding IT/cybersecurity risks and ensuring the Company has the appropriate plans in place to prevent and respond to cyber attacks that could result in reputational, legal, and operational issues for the Company.
•Environmental/ Social/ Governance experience is vital to ensure that the Company fulfills its commitment to good corporate citizenship and sustainability with world-class performance in all areas of our business and our action to elevate our value for all our stakeholders.

Our Board is committed to ensuring that it has the right mix of skills, background, tenure, and experience. A particular director or director nominee may possess additional experience, qualifications, attributes and skills that are valuable to the Company, even if not expressly indicated below.

Boss	Edwards	Freeland	Macouzet	Mastrocola	Moore	Remenar	Sepahban	Sidlik	Van Oss	Board Composition
Age:	62	59	64	60	60	59	66	61	72	67	Average Age: 63 yrs
Director Since:	2020	2012	2020	2020	2010	2021	2015	2016	2014	2008	Average Tenure: 6 yrs
Independent	✓		✓	✓	✓	✓	✓	✓	✓	✓	9/10
Key Skills and Experience:											
Core Industry	✓	✓	✓	✓			✓	✓	✓		7/10
Senior Executive Leadership	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	10/10
Financial/ Audit & Risk					✓	✓	✓		✓	✓	5/10
Mergers & Acquisitions/ Capital Markets	✓	✓	✓	✓	✓		✓	✓		✓	8/10
International Business/ Markets	✓	✓	✓	✓	✓		✓	✓	✓	✓	9/10
Engineering/Technical	✓			✓			✓	✓	✓		5/10
Manufacturing/ Supply Chain	✓	✓	✓	✓			✓	✓	✓	✓	8/10
Innovation & Technology Strategy	✓	✓	✓	✓			✓	✓			6/10
Cyber Security/ Information Technology						✓		✓		✓	3/10
Environmental/Social/ Governance	✓	✓		✓		✓		✓	✓		6/10

The Company recognizes the value of differing perspectives on our Board of Directors. We regularly add directors to bring new perspectives and ideas into the boardroom. Four out of the ten independent director nominees standing for this year’s election have joined our Board within the past three years, including two of our women directors. Among many factors, our Nominating and Governance Committee considers the diversity of experience and viewpoint when evaluating new board members. The Nominating and Governance Committee and the Board as a whole are continually looking for ways to advance in these areas and leverage our diversity of thought to further the strength of our Company.

Board Diversity Matrix
Total Number of Director Nominees:	10
Part I: Gender Identity	Female	Male	Non-Binary	Did not Disclose Gender
Directors	3	6		1
Part II: Demographic Background
African American or Black	1
Alaskan Native or Native American
Asian
Hispanic or Latinx	1
Native Hawaiian or Pacific Islander
White	1	6		1
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

Director Recruitment Process

Process
The Board is responsible for selecting its own members and recommending them for election by the stockholders. The Board delegates the screening process to the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”). The Nominating and Corporate Governance Committee, with the active involvement and input from the Chairman and CEO and other members of the Board, as appropriate, will consider candidates recommended by stockholders, management, members of the Board, and other sources as necessary, including search firms it may engage to assist in the identification and evaluation of qualified director candidates. The procedures for a stockholder to nominate director candidates are described under “Submitting Stockholder Proposals and Nominations for the 2023 Annual Meeting” in this proxy statement. The Nominating and Corporate Governance Committee will evaluate candidates recommended by the stockholders using the same criteria that it uses in evaluating any other candidate.

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate skills and characteristics required of Board members considering current Board composition, Company strategy and all relevant facts and circumstances at that time.

In identifying and evaluating the suitability nominees for director, the Nominating and Corporate Governance Committee takes into account the applicable requirements for directors under the Exchange Act and the NYSE listing rules. In addition, the Nominating and Corporate Governance Committee considers other criteria it deems appropriate and which may vary over time depending on the Board’s needs, including criteria such as automotive or manufacturing industry experience, general understanding of various business disciplines (e.g., marketing, finance, etc.), the Company’s business environment, educational and professional background, analytical ability, diversity of experience and viewpoint, ESG skills and expertise, and willingness to devote adequate time to Board duties. Director candidates should demonstrate commitment to the highest personal and professional ethical standards, integrity, and the core values of the Company and will be evaluated on their ability to consider and balance the legitimate interests and concerns of the Company’s stockholders and other stakeholders effectively, consistently, and appropriately in reaching decisions. The Company’s Corporate Governance Guidelines also require that the potential pool of Board candidates reflects diversity in gender, race, ethnic background, country of citizenship, and professional experience.The Board evaluates each individual in the context of the Board as a whole, with the objective of retaining a group that can best enhance the Company’s success and represent the interests of stockholders and other stakeholders through sound judgment.

The Nominating and Corporate Governance Committee will present its recommendations for director nominees to the Board of Directors who will analyze the committee’s findings and select the nominees to be presented to the stockholders for a vote at the annual meeting of the stockholders.

2021 Director Appointment
On June 10, 2021, upon the recommendation of the Nominating and Corporate Governance Committee, the Board elected Christine M. Moore as a director, effective August 1, 2021. A director nominee for election at the 2022 Annual Meeting, Ms. Moore was initially identified as a potential director candidate by the Executive Leadership Council (“ELC”), a non-profit organization that opens channels of opportunity for the development of black executives to positively impact business and our communities. ELC gathered biographical information on Ms. Moore and vetted her qualifications, experience and skills, as well as those of other potential director candidates. Consistent with the process set forth above, the Nominating and Corporate Governance Committee considered the experience, qualifications and skills of Ms. Moore, as well as those of other potential director candidates, in developing its recommendation to the Board.

Nominees
Our 2022 Director Nominees
Upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Company’s Board has nominated the ten individuals listed below to stand for election to the Board for a one-year term ending at the annual meeting of the stockholders in 2023 and until their successors, if any, are elected or appointed and qualified, or until their earlier resignation, removal, or death. All of these nominees have consented to being named in this proxy statement and to serve, if elected. If any of them is unable or declines to serve as a director, proxies voting for that nominee may be voted for a substitute nominee selected by the Board. The Board may also choose to reduce the number of directors to be elected at the meeting.
Each incumbent director who has been nominated for reelection by the Board must submit or have submitted an irrevocable resignation. If an incumbent director is not reelected, then (within 90 days of receiving the certified vote pertaining to the election of directors) the Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether to take other action. The Nominating and Corporate Governance Committee, in making its recommendation, and the Board, in making its determination, may consider any factors they determine appropriate.
Because this is an uncontested election, a nominee will be elected if more votes are cast “for” than “against” that nominee’s election, and any abstentions or broker non-votes will not be counted as a vote “for” or “against” that nominee’s election. If a nominee is not elected, or if the Board accepts an unsuccessful incumbent director’s resignation, then the Board may fill the resulting vacancy.
The names of the nominees, along with their present positions, their principal occupations, directorships held with other public corporations currently and during the past five years, their ages, and the year first elected as a director are set forth below. In addition, certain individual qualifications, experiences, and skills of our nominees led the Board to the conclusion to nominate each such individual.

John G. Boss Director Since: 2020 Independent: Yes Age: 62
Professional Experience: Until his retirement in March 2020, Mr. Boss was the president and chief executive officer of Momentive Performance Materials Inc. (“MPM”), a global producer of silicones, quartz and specialty ceramic materials, serving in this capacity for 6 years.  Mr. Boss also served as a director of MPM Holdings Inc. from October 2014 to March 2020 and served as President of the Silicones & Quartz Division when joining MPM in March 2014 to December 2014.  Mr. Boss’ career spans more than 30 years in the specialty chemicals and materials industry, including various executive leadership positions with Honeywell International, a producer of commercial, industrial and consumer products.  Mr. Boss also serves on the board of directors of Wabash National Corporation, where he serves on the Compensation and Nomination and Governance Committees, and Libbey, Inc., where he serves on the Audit Committee. Mr. Boss has a Master of Business Administration degree in Marketing and Finance from Rutgers Graduate School of Management in 1996 and a Bachelor’s Degree in Mechanical Engineering from West Virginia University in 1981.
Skills and Experience: Core Industry; Senior Executive Leadership; Mergers & Acquisitions/Capital Markets; International Business/ Markets; Engineering/Technical; Manufacturing/Supply Chain; Innovation & Technology Strategy/ Environmental/Social/Governance
Committees: Compensation; Innovation and Business Diversification
Other Current Public Company Directorships: Wabash National Corporation
Former Public Company Directorships (past 5 years): MPM Holdings Inc.

Jeffrey S. Edwards (Chairman) Director Since: 2012 Independent: No Age: 59
Professional Experience: With more than 36 years of automotive industry experience, Jeffrey Edwards serves as chairman and CEO of Cooper Standard, a position he has held since May 2013. He joined Cooper Standard as CEO and became a member of the Company's board of directors in October 2012. Since joining Cooper Standard, Edwards has been focused on driving value through culture, innovation and results.
Edwards also serves on the board of directors of Standex International Corp., where he serves on the Compensation and Nominating and Corporate Governance Committees.
Prior to joining Cooper Standard, Edwards held positions of increasing responsibility at Johnson Controls, Inc. from 1984 to 2012. Most recently, he led the Automotive Experience Asia Group, serving as corporate vice president as well as group vice president and general manager.
Edwards earned a Bachelor of Science degree in business administration in 1984 from Clarion University in Pennsylvania. He has also completed an executive training program at INSEAD, an international graduate business school and research institution.
Skills and Experience:Core Industry; Senior Executive Leadership; Mergers & Acquisitions/Capital Markets; International Business/Markets; Manufacturing/Supply Chain; Innovation & Technology Strategy; Environmental/Social/Governance.
Other Current Public Company Directorships: Standex International Corp.
Former Public Company Directorships (past 5 years): None

Richard J. Freeland Director Since: 2020 Independent: Yes Age: 64
Professional Experience: Mr. Freeland served as president and chief operating officer of Cummins Inc., a global manufacturer of engines, power systems, and related components, from July 2014 to October 2019, prior to which he served in various senior leadership positions, including vice president and president of the Engine Business from 2010 to 2014, president of the Components Group from 2008 to 2010, and president of Worldwide Distribution Business from 2005 to 2008. Mr. Freeland serves on the board of directors of Valvoline Inc., where he serves on the Compensation and Governance and Nominating Committees, and on the Purdue University, Krannert School of Management Advisory Council. Mr. Freeland received a Bachelor of Science degree from Purdue University in 1979 and a Master of Business Administration degree from Indiana University in 1987.
Skills and Experience: Core Industry; Senior Executive Leadership; Mergers & Acquisitions/Capital Markets; International Business/Markets; Manufacturing/Supply Chain; Innovation & Technology Strategy
Committees: Nominating and Corporate Governance; Innovation & Business Diversification
Other Current Public Company Directorships: Valvoline Inc.
Former Public Company Directorships (past 5 years): Cummins Inc.

Adriana E. Macouzet-Flores Director Since: 2020 Independent: Yes Age: 60
Professional Experience: Ms. Macouzet-Flores is vice president, Latin America and PMC general manager, Latin America of PPG Industries de Mexico, S.A. de C.V., a subsidiary of PPG Industries Inc., a manufacturer and distributer of a broad range of paints, coatings and specialty materials, prior to which she served as its general manager, Latin America North and general manager, Automotive OEM Coatings from January 2012 to June 2017. Ms. Macouzet-Flores held several other positions of increasing responsibility at PPG Industries since she started with the company in 1989.
Ms. Macouzet-Flores has over 25 years of leadership experience in multinational settings. She earned an undergraduate degree in chemical engineering from Universidad La Salle, Mexico City; Mexico City, Mexico, and has completed executive training courses in Finance Management at University of Michigan Ross School of Business; Corporate Strategy at The University of Chicago Booth School of Business; and Women on Boards at Harvard Business School.
Skills and Experience: Core Industry; Senior Executive Leadership; Mergers & Acquisitions/ Capital Markets; International Business/Markets; Engineering/Technical; Manufacturing/Supply Chain; Innovation & Technology Strategy; Environmental/Social/Governance
Committees: Nominating and Corporate Governance; Innovation and Business Diversification
Other Current Public Company Directorships: None
Former Public Company Directorships (past 5 years): None

David J. Mastrocola Director Since: 2010 Lead Director Since: 2011 Independent: Yes Age: 60
Professional Experience: Mr. Mastrocola is a private investor. Previously, Mr. Mastrocola served as partner and managing director of Goldman, Sachs & Co. During his 22 years at Goldman, Sachs & Co., he held a number of senior management positions in the Investment Banking Division, including heading or coheading the corporate finance, mergers/strategic advisory and industrials/natural resources departments, as well as serving as a member of firm-wide capital and commitments committees. Prior to this, he was a senior auditor at Arthur Anderson & Co. Mr. Mastrocola also serves on the Board of Trustees of Save the Children Foundation where he serves on the executive, finance and administration (chair), and nominating and governance committees. He earned his Master of Business Administration degree from Harvard University and his undergraduate degree from Boston College.
Skills and Experience: Senior Executive Leadership; Financial/Audit & Risk; Mergers & Acquisitions/Capital Markets; International Business/Markets
Committees: Compensation
Other Current Public Company Directorships: None
Former Public Company Directorships (past 5 years): None

Christine M. Moore Director Since: August 2021 Independent: Yes Age: 59
Professional Experience: Ms. Moore is executive vice president and general auditor of Comerica Bank, a financial services company, a position she has held since 2016. Prior to that time she held positions at Comerica Bank of increasing responsibility, including Senior Vice President & Deputy General Auditor from 2014 to 2016, Senior Vice President & Audit Director from 2004 to 2014 and Senior Auditor, Audit Manager, Audit Director from 1991 to 1999. She has also served as Controller, Jordan Services Inc. from 2000 to 2004 and began her accounting and auditing career at PricewaterhouseCoopers. Ms. Moore holds a Bachelor of Business Administration degree from Marygrove College and a Master of Business Administration degree from University of Detroit Mercy. She has participated in the Leadership at the Peak, a Center for Creative Leadership Executive Leadership Program, Inforum’s Center for Women’s Leadership Executive Leadership Program, as well as earned: the Certified Public Accountant (CPA); Certified Information System Auditor (CISA); Certified Anti-Money Laundering Specialists (CAMS); Certified Fiduciary and Investment Risk Specialist (CFIRS) designations; and NACD Directorship Certification. She currently serves as the chair and executive board member of the Alternative for Girls organization and is a member of the Michigan Association of CPAs, Information Systems Audit & Control Association, Institute of Internal Auditors, Association of Certified Anti-Money Laundering Specialists, the Executive Leadership Council, National Association of Corporate Directors, and is the executive sponsor for Comerica’s African American Network employee resource group.
Skills and Experience: Senior Executive Leadership; Financial/Audit & Risk; Cybersecurity/Information Technology; Environmental/Social/ Governance
Committees: Audit
Other Current Public Company Directorships: None
Former Public Company Directorships (past 5 years): None

Robert J. Remenar Director Since: 2015 Independent: Yes Age: 66
Professional Experience: Mr. Remenar is chief operating officer of Kensington Capital Acquisition Corp. IV, a special purpose acquisition company. Mr. Remenar was president of Kensington Capital Acquisition Corp. II, a special purpose acquisition company, from February 2021 to October 2021, and also served as vice chairman of its board of directors. From June 2020 to November 2020, he was president of Kensington Capital Acquisition Corp. I, a special purpose acquisition company, also serving as vice chairman of its board of directors. Mr. Remenar also served as president and chief executive officer of Chassix Inc., a manufacturer of chassis systems, from July 2012 to June 2014, and he served as president and chief executive officer of Nexteer Automotive from December 2009 to June 2012, and president of Delphi Steering/Nexteer Automotive from April 2002 to November 2012. Prior to this, he held a number of executive positions within Delphi Corp. since 1998 and several executive and managerial positions within General Motors since 1985. Mr. Remenar also serves on the boards of directors of Motherson Sumi Systems Limited and PKC Group Plc. He earned his Master of Business and Professional Accountancy degrees from Walsh College and his undergraduate degree from Central Michigan University.
Skills and Experience: Core Industry; Senior Executive Leadership; Financial/Audit & Risk; Mergers & Acquisitions/Capital Markets; International Business/Markets; Engineering/ Technical; Manufacturing/Supply Chain; Innovation & Technology Strategy
Committees: Compensation (Chair); Audit
Other Current Public Company Directorships: Motherson Sumi Systems Limited
Former Public Company Directorships (past 5 years): Kensington Capital Acquisition Corp.; PKC Group Plc (became private in 2017); Kensington Capital Acquisition Corp. II

Sonya F. Sepahban Director Since: 2016 Independent: Yes Age: 61
Professional Experience: Ms. Sepahban is the CEO and a director of OurOffice, Inc., developer of an enterprise software platform to measure, benchmark and improve diversity and inclusion. From 2009 to 2015, she served as senior vice president of engineering, development and technology at General Dynamics Land Systems, a business unit of General Dynamics Combat Systems Group, a global aerospace and defense company. From 1997 to 2009, she held a number of leadership positions with Northrop Grumman Space Technology, including chief technology officer and senior vice president and chief engineer. Prior to this, Ms. Sepahban held a number of technical and management positions at the NASA Johnson Space Center. Ms. Sepahban earned a Master of Business Administration degree from the University of Houston, a master’s degree in chemical engineering from Rice University, a bachelor’s degree in chemical engineering from Cornell University, and a political science degree from the Institute of Political Sciences.
Skills and Experience: Core Industry; Senior Executive Leadership; Mergers & Acquisitions/Capital Markets; International Business/Markets; Engineering/Technical; Manufacturing/Supply Chain; Innovation & Technology Strategy; Cyber Security/Information Technology; Environmental/Social/ Governance
Committees: Innovation & Business Diversification (Chair)
Other Current Public Company Directorships: None
Former Public Company Directorships (past 5 years): None

Thomas W. Sidlik Director Since: 2014 Independent: Yes Age: 72
Professional Experience: Mr. Sidlik spent 34 years in the automotive industry until his retirement in 2007 from the board of management of DaimlerChrysler AG. Prior to this he served as chairman and CEO of Chrysler Financial Corp. He also served as chairman of the Michigan Minority Business Development Council, and as the vice chairman and chairman of the board of regents of Eastern Michigan University. He earned his Master of Business Administration degree from the University of Chicago and his undergraduate degree from New York University.
Skills and Experience: Core Industry; Senior Executive Leadership; Financial/Audit & Risk; International Business/Markets; Engineering/Technical; Manufacturing/Supply Chain; Environmental/Social/Governance
Committees: Nominating and Corporate Governance (Chair); Audit
Other Current Public Company Directorships: None
Former Public Company Directorships (past 5 years): Delphi Automotive Inc., Aptiv PLC

Stephen A. Van Oss Director Since: 2008 Independent: Yes Age: 67
Professional Experience: Mr. Van Oss currently serves as an Operating Partner, Distribution for Gamut Capital Management, a New York based private equity firm. From 2009 until his retirement in December 2015, Mr. Van Oss served as senior vice president and chief operating officer and director of WESCO International, Inc., a supply chain solutions company. He served as a senior vice president and chief financial and administrative officer of WESCO from 2004 to 2009 and as vice president and chief financial officer of WESCO from 2000 to 2004. Prior to this, he served as WESCO’s director of information technology from 1997 to 2000 and as its director of acquisition management in 1997. Mr. Van Oss serves on the board of directors of JPW Industries as the chairman and is a member of the audit and compensation committees. He is also a trustee of Robert Morris University and a member of the finance and audit committees. He earned his graduate degree from Cleveland State University, undergraduate degree from Wright State University and is a Certified Public Accountant licensed in Ohio.
Skills and Experience: Senior Executive Leadership; Financial/Audit & Risk; Mergers & Acquisitions/Capital Markets; International Business/Markets; Manufacturing/Supply Chain; Cyber Security/Information Technology
Committees: Audit (Chair); Compensation
Other Current Public Company Directorships: None
Former Public Company Directorships (past 5 years): None

☑	The Board of Directors recommends that the stockholders vote FOR each of our nominees.

Corporate Governance

Board of Directors
Independence of Directors
Board’s Guidelines on Director Independence:
Our Corporate Governance Guidelines provide that a majority of the members of the Board must meet the criteria for independence set forth under applicable law and the New York Stock Exchange (“NYSE”) listing standards. The Board determines on an annual basis whether each director qualifies as independent under these criteria. In addition to applying the NYSE independence rules, the Board will consider all relevant facts and circumstances of which it is aware in making an independence determination with respect to any director. Furthermore, our Audit, Compensation and Nominating and Corporate Governance Committees are constituted so as to comply with the NYSE listing standards regarding independence, including committee independence.
Application of Guidelines:
The Board has determined that all of our directors and director nominees are independent as determined pursuant to NYSE rules, except for Mr. Edwards who serves as our CEO.

Board Leadership Structure
The Board’s leadership structure currently includes a combined chairman and chief executive officer role with a non-employee lead director, as permitted by our Corporate Governance Guidelines.
Chairman and Chief Executive Officer
Mr. Edwards serves as chairman of the board of directors as well as our CEO. The Board believes that this structure is in the best interests of our stockholders at this time because it takes into consideration the importance of having a chairman with in-depth knowledge of, and experience in, our industry and promotes communication between management and the Board, in particular with respect to the Board’s oversight of the Company’s strategic direction. In addition, this structure helps ensure that the non-employee directors’ attention is devoted to the issues of greatest importance to the Company and our stockholders. Our Board periodically reviews its determination to have a single individual serve as both chairman and CEO.
Lead Director
The lead director position is elected by the non-employee members of the Board upon the recommendation of the Nominating and Corporate Governance Committee. The Board believes that the role of the lead director, together with the existence of a substantial majority of independent directors, fully independent Board committees, and the use of regular executive sessions of non-employee and independent directors achieves an appropriate balance between the effective development of key strategic and operational objectives and independent oversight of management.
As the lead director, Mr. Mastrocola:
1.presides at all meetings of the Board at which the chair is not present, including executive sessions of the independent directors, and communicates with management concerning the substance of such meetings and sessions;
2.serves as liaison between the chair and the independent directors;
3.approves the Board’s meeting agendas, schedules and information sent to the Board;
4.in consultation with the Compensation Committee, assists the Board with its evaluation of the performance of the CEO; and
5.if requested by major stockholders, ensures that he is available for consultation and direct communication.

Board of Director Attendance Requirements for Meetings
Meetings
Our Board of Directors met nine times in 2021. As set forth in our Corporate Governance Guidelines, Board members are expected to attend Board meetings and meetings of the committees on which they serve. All directors are also strongly encouraged to attend our annual meeting of the stockholders. All incumbent director nominees attended at least 75% of the meetings of our Board and the committees on which such director served during 2021. All of the then-serving directors attended the 2021 Annual Meeting.

Meetings of Non-Employee Directors
In accordance with our Corporate Governance Guidelines and the listing standards of NYSE, our non-employee directors meet regularly in executive sessions of the Board without management present. Executive sessions of non-employee directors are led by Mr. Mastrocola, the lead director, and are held in conjunction with each regularly scheduled Board meeting. Each committee of the Board also meets in executive session without management in conjunction with regularly scheduled committee meetings, as appropriate. At least once a year, the independent directors meet in an executive session led by one of the independent directors who is selected by all of the independent directors to lead the session.

Evaluation of Board Performance
The Board believes that its annual evaluation, the process for which is illustrated below, is integral to enhancing our Board’s effectiveness. These annual self-evaluations are intended to facilitate a candid assessment and discussion by the Board of its effectiveness as a group in fulfilling its responsibilities, its performance as measured against the Corporate Governance Guidelines, and areas for improvement. Each Committee of the Board also conducts a similar annual self-evaluation of its performance and procedures.

Questionnaire	»	Questionnaire enables candid director feedback.

Board Assessments & Discussions	»
During an executive session of the Board led by the Chair of the Nominating and Governance Committee and the lead director, the questionnaires are used to facilitate assessments of the following areas:

•Individual performances of the directors, including in the capacity of lead director and committee chair
•Board and committee operations
•Board performance
•Committee performance

Follow-Up	»	Policies and practices updated as appropriate.

Board Committees and Their Functions
Committees of the Board of Directors
Our Board of Directors currently has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Innovation and Business Diversification Committee. The Board of Directors determined that each member of each Committee is independent under applicable NYSE listing standards and SEC rules. Each Committee is organized and conducts its business pursuant to a written charter adopted by the Board and available on our website at www.cooperstandard.com under the “Investors” tab.
The following charts sets forth our Board’s standing committees and membership on these committees.

Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Innovation and Business Diversification Committee
John G. Boss		●		●
Jeffrey S. Edwards *
Richard J. Freeland			●	●
Adriana E. Macouzet-Flores			●	●
David J. Mastrocola **		●
Justin E. Mirro			●
Christine M. Moore†	●
Robert J. Remenar†	●	C
Sonya F. Sepahban				C
Thomas W. Sidlik	●		C
Stephen A. Van Oss†	C	●
Number of Meetings in 2021	7	6	5	5

*    Chairman of Board
**    Lead Director
†    Financial Expert
“C”    Denotes member and Chair of Committee
“●”    Denotes member

Audit Committee

Chair Stephen A. Van Oss Members Christine M. Moore Robert J. Remenar Thomas W. Sidlik	Committee’s Key Responsibilities

•Select independent registered public accounting firm
•Oversee accounting and financial reporting processes and the annual audit and quarterly review of financial statements
•Oversee compliance with legal and regulatory requirements
•Review and evaluate the independence, qualifications, and performance of our independent auditors and the performance of our internal audit function
•Review and oversee our system of internal controls regarding finance, accounting, and legal compliance
•Oversee ESG disclosures, processes, and controls

Audit Committee Financial Expertise and Independence
Our Board has determined that each member of the Audit Committee is financially literate and that Messrs. Van Oss and Remenar and Ms. Moore qualify as audit committee financial experts as defined by the rules and regulations of the Securities and Exchange Commission (“SEC”).

Compensation Committee

Chair Robert J. Remenar Members John G. Boss David J. Mastrocola Stephen A. Van Oss	Committee’s Key Responsibilities

•Review and approve corporate goals, objectives, and other criteria relevant to the chief executive officer’s and the other executive officers’ compensation
•Evaluate the performance of all executive officers and determine their compensation
•Establish overall compensation philosophy and review and approve executive compensation programs, and assess related risks
•Review and approve any employment or severance arrangement with executive officers
•Review and approve equity-based compensation plans and awards made pursuant to such plans
•Review and approve equity-based compensation plans and awards made pursuant to such plans
•Oversee the Company’s employee benefit plans, including the delegation of responsibility for such programs to the Company’s Benefit Plan Committee
•Integration of select ESG goals and milestones into executive compensation plans

Compensation Consultant
The Compensation Committee has engaged FW Cook as its independent compensation consultant. The consultant reports directly to the Compensation Committee, including with respect to management’s recommendations of compensation programs and awards. The consultant advises the Compensation Committee on a number of compensation-related considerations, including compensation practices among our peer group companies, pay-for-performance measures, competitiveness of pay levels, program design, and market trends. Other than consulting on executive compensation matters, FW Cook has performed no other services for the Compensation Committee or the Company.
The Compensation Committee maintains a formal process to ensure the independence of any executive compensation advisor engaged by the Compensation Committee, including consideration of all factors relevant to the advisor’s independence from management as required by applicable NYSE listing standards.  In connection with its engagement of FW Cook, the Compensation Committee considered these factors and determined that FW Cook qualified as independent and that its engagement does not raise any conflict of interest.

Nominating and Corporate Governance Committee

Chair Thomas W. Sidlik Members Richard J. Freeland Adrian Macouzet-Flores Justin E. Mirro	Committee’s Key Responsibilities

•Identify and evaluate individuals qualified to become members of the Board consistent with criteria approved by the Board
•Select or recommend to the Board the director nominees to stand for election by the stockholders or to fill vacancies on the Board and board committee memberships
•Develop and ensure compliance with corporate governance principles and practices applicable to the Company
•Review our legal compliance and ethics programs and policies
•Review and make recommendations to the Board on director compensation, as well as indemnification and insurance matters
•Review and make recommendations to the Board on director compensation, as well as indemnification and insurance matters
•Oversee the annual performance evaluation of the Board and its committees
•Ensure effective Company communication with investors and other stakeholders on ESG matters
•Ensure the Board has the skills, expertise and continued education necessary to oversee the successful execution of the Company’s ESG priorities

Innovation and Business Diversification Committee

Chair Sonya F. Sepahban Members John G. Boss Richard Freeland Adriana E. Macouzet- Flores	Committee’s Key Responsibilities

•Work to understand megatrends affecting the automotive industry and its adjacent markets and provide insights, and together with Company management assess any impacts on the Company’s innovation and business diversification strategy, competitive landscape, and opportunities and risks, including start-up investments and M&A activities
•Advise management regarding the Company's innovation and business diversification strategy, implementation plans and performance targets
•Review and advise management regarding the Company's commercialization strategy for new products in its core market, adjacent markets, and business model innovations

Corporate Governance Principles and Code of Conduct
Cooper Standard is committed to sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace and ensuring that we are managed for the long-term benefit of our stockholders. Our business is overseen by our board of directors. Our Board strives to promote the success and continuity of our business through the selection of a qualified management team. It is also responsible for making certain that our activities are conducted responsibly, lawfully, and ethically.
The Board has adopted Corporate Governance Guidelines which provide a framework for the effective governance of the Company. The Board has also adopted a Code of Conduct which applies to all directors, officers, and employees, including our chief executive officer, our chief financial officer, and our controller. All of our corporate governance documents, including the Corporate Governance Guidelines, the Code of Conduct, and committee charters are available on our website at www.cooperstandard.com under the “Investors” tab or in printed form upon request by contacting Cooper Standard at 40300 Traditions Drive, Northville, Michigan, 48168, Attention: Investor Relations. The Board regularly reviews corporate governance developments and modifies our policies as warranted. Any modifications will be reflected on our website. In addition, if the Board grants any waivers from our Code of Conduct to any of our directors or executive officers, or if we amend our Code of Conduct, we will, if required, disclose these matters through the “Investor” section of our website on a timely basis. The information on our website is not part of this proxy statement and is not deemed to be incorporated by reference in this proxy statement.

Board’s Role in Risk Oversight
The Board, as a whole and through its committees, has responsibility for the oversight of risk management, while management is responsible for the day-to-day management of risks to the Company. The effective oversight and management of the risks facing the Company are supported through a top-down and bottom-up communication framework that includes a robust enterprise risk management approach and active participation from leaders across all functional areas of the Company, along with our Global Leadership Team and our Board, fostering an appropriate culture of integrity and risk awareness throughout the Company.

The Board has also developed a strong governance framework for overseeing management’s strategy that integrates ESG risks and opportunities into the Company’s long-term strategy and enterprise risk management processes.

Risk Oversight
The Board has implemented a risk governance framework designed to:
•understand material risks in the Company’s business, strategy and ESG priorities;
•allocate responsibilities for risk oversight among the full Board and its committees;
•evaluate the Company’s enterprise risk management processes and whether they are functioning adequately; and

•facilitate open communication between management and Directors.

The Board delegates to its committees the task of reviewing and overseeing specific risks that align with their functional responsibilities, as presented below:

Audit Committee	Nominating and Corporate Governance Committee
•Company policies with respect to risk assessment and risk management, including cyber security.
•Major litigation, financial risk exposures and the steps management has taken to monitor and control such exposures.
•System of disclosure controls and system of internal controls over financial reporting and ESG disclosures.
•Compliance with legal and regulatory requirements.
•Risks related to our governance structure and processes, related party transactions, and our legal and ethical compliance programs, including our Code of Conduct.
Compensation Committee	Innovation and Business Diversification Committee
•Compensation programs and practices. The Committee determines whether any such programs or practices create risks that are likely to have a material adverse effect on the Company and, if necessary, recommends changes to our compensation programs to eliminate such risks.
•Risks related to the Company's diversification and innovation strategy, including pursuits of new and innovative processes, products, markets and business models.
Enterprise Risk Management Approach
Our enterprise risk management (ERM) approach is designed to inform the board and the strategic and business planning processes through identification, detection, prevention and mitigation of risks that could impede the achievement of the Company’s strategic objectives and business goals. A priority in our approach is to connect the ERM process with strategic planning and corporate responsibility initiatives to ensure the sustainability of the enterprise.

The ERM committee is comprised of senior-level leaders from each of the functional areas of the company working in concert with our Global Leadership Team and the Board. The ERM committee is charged with pursuing a holistic, consolidated risk management approach for all risk classes, including strategic, operational, financial and compliance. The ERM committee has adopted a common risk management language, process, and metrics that are designed to inventory, assess and rank unmitigated and mitigated risks so that the leadership team can determine the appropriate response and mitigation strategies in alignment with the Company’s risk appetite. This comprehensive risk management process allows for effective risk management and efficient capital allocation, and fosters a risk-aware culture embedded into daily operations across the organization at all levels.

To learn more about risks facing the Company, you can review the factors included in Part I, “Item 1A. Risk Factors” in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2021. The risks described in the Form 10-K are not the only risks facing the Company. Additional risks and uncertainties not currently known or that may currently be deemed to be immaterial based on the information known to the Company also may materially adversely affect the Company’s business, financial condition or results of operations in future periods.

Oversight of COVID-19
The Board has been actively overseeing the Company’s response and risk management of the ongoing COVID-19 pandemic, focusing on the protection of health and safety of our employees, the impact of the pandemic on the Company’s operations, liquidity, financial position and strategy, and supply chain disruption.

Corporate Responsibility
In addition to delivering innovative products and systems, Cooper Standard is dedicated to being a good corporate citizen and fulfilling our Purpose of Creating Sustainable Solutions Together (our “Purpose”), which starts with consistently acting in an honest, ethical and responsible manner and upholding our core values. We will achieve our Purpose by living out our core values and demonstrating our capabilities to achieve our mission to Be the First Choice of the Stakeholders We Serve by upholding all of our sustainability and ESG goals.

A further testament to our ESG commitments, in 2021, Cooper Standard was named one of the World's Most Ethical Companies by Ethisphere, for the second consecutive year and one of America's Most Responsible Companies by Newsweek, for the third consecutive year. We look to build on our award-winning performance in fiscal year 2022 through an increased focus on corporate responsibility and delivering value to all our stakeholders through ESG initiatives that will ensure the Company's long-term sustainability.
We will continue to report in alignment with both the Global Reporting Initiative (GRI) Standards and the Sustainable Accounting Standards Board (SASB) Auto Part sector standard.

ESG Board Governance Framework:
The Board as a whole is responsible for the oversight of our ESG strategy. It ensures the integration of ESG risks and opportunities into the company’s long-term strategy and ERM, and delegates certain ESG oversight responsibilities to its committees as set forth below:

Audit Committee	Compensation Committee	Nominating and Governance Committee
ESG disclosures, processes and controls, and their assurance ensuring:
•ESG disclosures (both qualitative and quantitative) are high quality and follow appropriate ESG frameworks and/or standards
•Processes and controls in place to ensure ESG disclosures are accurate, comparable and consistent
•Whether independent assurance is required

ESG accountability: •Integration of select ESG goals and milestones into executive compensation plans
ESG engagement, board composition and education ensuring:
•Effective communication of the Company’s ESG priorities and performance to investors and other stakeholders
•The Board has the necessary ESG skills and expertise on the Board
•ESG Board education

The full Board receives regular updates on key ESG topics according to a standard Board calendar. Updates on governance, and ethics and compliance occur every quarter to the Audit Committee, twice a year to the Nominating and Corporate Governance Committee, and annually to the full Board. In addition to reporting on our progress, we regularly invite expert speakers to Board meetings to report on emerging trends in our evolving global landscape.

Global Sustainability Council
In 2021, we formed a Global Sustainability Council (GSC) to provide executive-level oversight for the Company's sustainability strategy and ensure alignment and integration with business goals and stakeholder priorities. The council is managed by an executive chair and consists of Cooper Standard subject matter experts who oversee the Company's material ESG topics. The GSC cross-functional team meets bi-monthly and takes a holistic look at the Company's ESG initiatives, tracks rapidly evolving best practices and further develops long-term goals to drive world-class ESG performance. Discussions and outcomes following GSC meetings are discussed monthly in meetings of the Global Leadership Team, and are also discussed in Board meetings. Cooper Standard's longtime commitment to sustainability has positioned us well to tackle the biggest challenges of our time and meet stakeholders' current and future sustainability needs.

Significant ESG Topics

Our corporate responsibility efforts are the most impactful when we focus on the issues that matter most to our business and stakeholders. In 2021, we refreshed Cooper Standard's ESG materiality assessment to evaluate the business's emerging ESG risks and opportunities. We engaged twenty stakeholders, including Cooper Standard leaders, subject matter experts, customers, shareholders, and industry associations. We also evaluated over a dozen online resources and frameworks to identify our industry and stakeholders' most significant sustainability issues. The results validated our previous ESG investments and ongoing initiatives and identified a total of seven high-priority topics for Cooper Standard to manage. The details of the results will be discussed in our annual Corporate Responsibility Report and are also available on our website.

Employee Engagement, Diversity and Human Capital

At Cooper Standard, we recognize that our employees are our greatest asset and key competitive advantage, which is why we value their contributions and take responsibility for providing a positive work environment to foster increased engagement. We saw workforce flexibility and talent attraction become increasingly competitive due to the ongoing implications of the COVID-19 pandemic. This year, we focused on several human capital-related topics among our top material ESG issues, including our Talent Engagement, Talent Development, Performance Management, and Diversity & Inclusion.

We value our employees’ talent and expertise, and recognize the importance of retaining, developing and attracting more of those skills. Our commitment to fostering a vibrant employee culture, where people want to invest their time and talents, means we focus on offering opportunities for growth and learning, and cultivating a more diverse and inclusive workplace where employees feel the belong and are valued. We live our Total Safety Culture, relentlessly working toward zero safety incidents, and are setting goals along our journey. We also understand our role in our communities and continue to give back to the places where we live and work. Our community activity provides engagement opportunities for our employees and positively impacts their relationships with each other, the community and the Company.

Innovation, Materials and Product Lifecycle

At Cooper Standard, we are committed to sustainability both because it is the right thing to do and for the long-term health of the business. Our highly engaged workforce pursues breakthrough technological innovations and implements cutting-edge manufacturing and business processes to deliver the highest quality and most robust solutions to meet the evolving needs of our customers and the global industries we serve. Through these innovative solutions, we are prepared to meet the challenges of the future, while staying true to our values.

Our global economy is being transformed through the international response to climate change risks and opportunities. Our most significant opportunity to contribute to this low-carbon and circular economy is through the sustainability impacts of our products. Sustainable principles are applied throughout the design and production of our products and processes, with the aim of reducing the environmental impact from sourcing through end-of-life. These efforts also enable our customers to reduce their environmental impacts.

We work to sustainably source raw materials, increase the use of recycled content or recyclable material where feasible, decrease our use of hazardous chemicals where possible, and practice transparency while properly disclosing restricted materials to customers and regulators. Our culture of innovation is a key differentiator from our competitors, allowing us to compete and succeed within our dynamic global markets.

Climate Change, Greenhouse Gas Emissions, and Waste

Cooper Standard is committed to evolving for a new future, which means we share the growing concerns of our stakeholders around climate change and are taking action to manage climate risks in a changing world. With this increasing global focus, we believe it is essential to the longevity of our business and the health of our planet to mitigate our environmental impact by reducing our energy usage, emissions and waste.

We have adopted environmental programs to address our Company’s climate-associated risks, including industry changes, market changes and emerging regulations. Since 2011, we have reported our climate-related risks to the Carbon Disclosure

Project. We are in the process of aggregating our Scope 3 emissions data to reach our goal of being able to set Science-Based Targets in the future. In addition, we are in the process of aligning with the RE100 global initiative, whose mission is to accelerate change and ultimately achieve a zero-carbon grid through the renewable energy commitments of their member organizations.

ESG Reporting

In 2021, Cooper Standard further committed to ESG topics, and these efforts are outlined in our Corporate Responsibility Report. We continue to report in alignment with both the Global Reporting Initiative (GRI) Standards and the Sustainable Accounting Standards Board (SASB) Auto Part sector standard. Our archive of annual Corporate Responsibility Reports is available on our website at www.cooperstandard.com/about-us/corporate-responsibility. Please view the reports for further information about the Company’s ESG efforts, including ESG goals and metrics. Please note that our Corporate Responsibility Report is not a part of our proxy solicitation materials.

Director Compensation
Summary of Compensation
Members of the Board of Directors who are not Cooper Standard employees receive an annual cash fee of $100,000 and, if they chair a committee, an additional fee of $10,000 per year. The lead director receives an additional fee of $20,000 per year, less any amount the lead director may receive in fees as chair of a committee. Non-employee directors were also eligible to receive equity grants under the 2021 Plan. In 2021, the value of the equity awards granted to non-employee directors was approximately equal in value to 120% of the annual base director fee. Consistent with its charter, the Nominating and Corporate Governance Committee reviews and recommends to the Board any changes with respect to the compensation of directors. With respect to fiscal 2021, the Nominating and Corporate Governance Committee determined not to recommend any changes to the Company’s director compensation program relative to the prior year.
The following table sets forth information regarding the compensation earned by each non-employee director during the year ended December 31, 2021.

Name (a)	Fees Earned or Paid in Cash (b)		Stock Awards (c)[1]	Option Awards ($) (d)	All Other Compensation ($) (g)	Total (h)
John G. Boss	$100,000		$120,020	—	—	$220,020
Richard J. Freeland	$100,000		$120,020	—	—	$220,020
Adriana E. Macouzet-Flores	$100,000		$120,020	—	—	$220,020
David J. Mastrocola	$120,000	[2]	$120,020	—	—	$240,020
Justin E. Mirro	$100,000		$120,020	—	—	$220,020
Christine M. Moore	$41,712	[3]	$95,952	—	—	$137,664
Robert J. Remenar	$110,000	[4]	$120,020	—	—	$230,020
Sonya F. Sepahban	$110,000	[5]	$120,020	—	—	$230,020
Thomas W. Sidlik	$110,000	[6]	$120,020	—	—	$230,020
Stephen A. Van Oss	$110,000	[7]	$120,020	—	—	$230,020

1    The amount shown in column (c) represents the grant-date fair value of 4,052 time-vested RSUs granted to each of the non-employee directors who were directors on the grant date, May 20, 2021, under the Company’s 2021 Plan, except n the case of Ms. Moore, for whom the amount shown in column (c) represents the grant-date fair value of 3,709 time-vested RSUs granted to to her on the grant date, August 2, 2021, under the Company’s 2021 Plan. These RSUs will vest, assuming continued service as a director, on the earlier of the first annual stockholder meeting after the grant date or the one year anniversary of the grant date. Each RSU represents a contingent right to receive, at the Company’s option, either one share of common stock or the cash equivalent upon satisfaction of the vesting requirements. Under the Cooper-Standard Holdings Inc. Deferred Compensation Plan for Non-Employee Directors, the directors may make an irrevocable election to defer their RSU awards. Messrs. Freeland, Mastrocola, Mirro, Sidlik, and Van Oss, and Ms. Sepahban each deferred their 2021 RSU awards.

As of December 31, 2021, the aggregate number of deferred RSUs held by current non-employee directors was as follows:

Richard J. Freeland	12,699
David J. Mastrocola	20,878
Justin E. Mirro	17,161
Sonya F. Sepahban	15,295
Thomas W. Sidlik	20,878
Stephen A. Van Oss	20,878

2    Represents Mr. Mastrocola’s annual outside director fee plus $20,000 for his services as the lead director.
3    Ms. Moore became a director on August 1, 2021; thus her outside director fee was prorated from August 1, 2021, through December 31, 2021.
4    Represents Mr. Remenar’s annual outside director fee plus $10,000 for his services as the chair of the Compensation Committee.

5    Represents Ms. Sepahban’s annual outside director fee plus $10,000 for her service as the chair of the Innovation and Business Diversification Committee.
6    Represents Mr. Sidlik’s annual outside director fee plus $10,000 for his service as the chair of the Nominating and Corporate Governance Committee.
7    Represents Mr. Van Oss’ annual outside director fee plus $10,000 for his service as the chair of the Audit Committee.
Stock Ownership Policy for Non-Employee Directors
To align the interests of our non-employee directors with the interests of our stockholders, the Board has a policy requiring that non-employee directors achieve a level of ownership of our common stock equal to five times their base annual director fee. Under this policy, non-employee directors are required to hold 75% of the net shares resulting from stock option exercises or vesting of other stock-based awards until they reach their applicable stock ownership level. All of our incumbent non-employee directors meet the requirements of this policy or are retaining their acquired amounts until they reach their applicable stock ownership level.

Stock Ownership and Related Stockholder Matters
Ownership of Certain Beneficial Owners and Management
The following table and accompanying footnotes show information regarding the beneficial ownership of the issued and outstanding common stock of Cooper-Standard Holdings Inc. by (i) each person known by us to beneficially own more than 5% of the issued and outstanding common stock of Cooper-Standard Holdings Inc. as of the dates indicated in the footnotes and (ii) (A) each of our directors, (B) each named executive officer, and (C) all directors and executive officers as a group, each as of March 20, 2022. Unless otherwise indicated, (i) the address of each beneficial owner is c/o Cooper-Standard Holdings Inc., 40300 Traditions Drive, Northville, Michigan, 48168; and (ii) each of the beneficial owners listed below has sole voting and dispositive (investment) power over the shares beneficially owned.

	Common Stock Beneficially Owned
Named Executive Officers and Directors	Number of Common Shares[1]	Common Shares Underlying Exercisable Options[2]	Common Shares Underlying Restricted Stock Units[3]	Total Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Jeffrey S. Edwards [4]	161,563	292,975	—	454,538	2.6%
Jonathan P. Banas	5,016	37,150	—	42,166	*
D. William Pumphrey, Jr.[5]	29,308	106,728	—	136,036	*
Christopher Couch	2,872	17,448	—	20,320	*
Joanna M. Totsky	2,689	14,999	—	17,688	*
John G. Boss	37,699	—	—	37,699	*
Richard J. Freeland	—	—	16,751	16,751	*
Adriana E. Macouzet-Flores	12,699	—	—	12,699	*
David J. Mastrocola	8,115	—	24,930	33,045	*
Justin E. Mirro	9,541	—	21,213	30,754	*
Christine M. Moore	—	—	—	—	*
Robert J. Remenar	23,523	—	—	23,523	*
Sonya F. Sepahban	3,357	—	19,347	22,704	*
Thomas W. Sidlik	4,750	—	24,930	29,680	*
Stephen A. Van Oss	77,846	—	24,930	102,776	*

Current directors and executive officers as a group (18 persons)	378,463	397,588	132,101	908,152	5.2%
Significant Owners
BlackRock, Inc.[6]	2,987,289				17.5%
Thrivent Financial for Lutherans[7]	2,687,074				15.8%
FMR LLC[8]	1,675,700				9.8%
Fuller & Thaler Asset Management, Inc.[9]	1,343,223				7.9%
The Vanguard Group[10]	1,093,940				6.4%
Towle & Co. [11]	863,110				5.1%

*    Less than 1%
1    Includes common stock directly or indirectly owned by each listed person.
2    Includes shares underlying options exercisable on March 20, 2022, and options that become exercisable within 60 days thereafter.

3     Includes Restricted Stock Units credited to non-employee directors as of March 20, 2022, or within 60 days thereafter, which have been deferred under the Company’s Deferred Compensation Plan for Non-Employee Directors and are payable within 45 days following termination of board service or a change of control.

Not included are the following RSUs that are payable within 60 days of March 20, 2022, or with respect to Mr. Pumphrey, Jr., have vested as of December 31, 2021, the date he retired from the Company, and will settle 6 months following his retirement. In each case, the following RSUs may be paid in cash or shares of common stock at the election of the Company:

John G. Boss	4,052
Adriana E. Macouzet-Flores	4,052
Christine M. Moore	3,709
Robert J. Remenar	4,052
D. William Pumphrey, Jr	3,124
4    The number of common shares reported for Mr. Edwards includes 13,200 shares held by an irrevocable family trust for which his spouse is a beneficiary. Mr. Edwards disclaims beneficial ownership of the stock held by the trust except to the extent of his pecuniary interest therein.
5    Mr. Pumphrey, Jr. retired from the Company effective as of December 31, 2021. The amount of Mr. Pumphrey, Jr.’s holdings in the table reflect the amounts last known by the Company.
6    Based solely on the Schedule 13G/A filed with the SEC on January 28, 2022, BlackRock, Inc. reported being the beneficial holder of 2,987,289 shares of common stock as of December 31, 2021. BlackRock, Inc. has the sole power to vote 2,923,911 shares of common stock and the sole power to dispose of 2,987,289 shares of common stock. The address for BlackRock, Inc., is 55 East 52nd Street, New York, New York 10055.
7    Based solely on the Schedule 13G/A filed with the SEC on March 8, 2022, Thrivent Financial for Lutherans reported being the beneficial holder of 2,687,074 shares of common stock as of March 7, 2021, which represents shares held by Thrivent Financial for Lutherans in its general account and shares held in the Thrivent Defined Benefit Plan Trust for which Thrivent Financial for Lutherans serves as investment adviser. Out of the 2,687,074 shares reported, 1,217,324 shares were held by registered investment companies for which Thrivent Financial for Lutherans serves as investment adviser, and 1,438,527 shares were held by registered investment companies for which Thrivent Asset Management, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Thrivent Financial for Lutherans, serves as investment adviser. As of March 7, 2022, Thrivent Financial for Lutherns had the sole power to vote 31,223 shares of common stock and the sole power to dispose of 31,223 shares of common stock; and the shared power to vote 2,655,851 shares of common stock and the shared power to dispose of 2,655,851 shares of common stock. The address for Thrivent Financial for Lutherans is 901 Marquette Avenue, Suite 2500, Minneapolis, Minnesota 55402.
8    Based solely on the Schedule 13G/A filed with the SEC on February 9, 2022, FMR, LLC reported being the beneficial holder of 1,675,700 shares of common stock as of December 31, 2021. As of December 31, 2021, FMR, LLC had sole power to vote 0 shares and the sole power to dispose of 1,675,700 shares of common stock. The address for FMR, LLC is 245 Summer Street, Boston, Massachusetts 02210.
9    Based solely on the Schedule 13G/A filed with the SEC on February 8, 2022, Fuller & Thaler Asset Management, Inc.reported being the beneficial holder of 1,343,223 shares of common stock as of December 31, 2021. Fuller & Thaler Asset Management, Inc. has the sole power to vote 1,315,213 shares of common stock and the sole power to dispose of 1,343,223 shares of common stock. The address for Fuller & Thaler Asset Management, Inc. is 411 Borel Avenue, Suite 300, San Mateo, California, 94402.
10    Based solely on a Schedule 13G/A filed with the SEC on February 9, 2022, The Vanguard Group reported being the beneficial holder of 1,093,940 shares of common stock as of December 31, 2021. As of December 31, 2021, The Vanguard Group had the sole power to vote 0 shares; the sole power to dispose of 1,076,819 shares; the shared power to vote 11,172 shares; and the shared power to dispose of 17,121 shares of common stock. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
11    Based solely on the Schedule 13G filed with the SEC on February 15, 2022, Towle & Co. reported being the beneficial holder of 863,110 shares of common stock as of December 31, 2021 and reported having the sole power to vote 863,110 shares of common stock and the sole power to dispose of 863,110 shares of common stock. The address for Towle & Co. is 50 S. Steele Street, Suite 1000, Denver, Colorado, 80209.

Securities Authorized for Issuance under Equity Compensation Plans
The following table provides information about our equity compensation plans as of December 31, 2021:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance (excluding securities reflected in column (a))
	(a)[1]	(b)[2]	(c)
Equity compensation plans approved by security holders	1,186,714	$59.57	1,544,306
Equity compensation plans not approved by security holders	—	—	—
Total	1,186,714		1,544,306

1 Included in column (a) are stock-settled restricted stock unit awards and stock-settled performance-based awards converted to shares by dividing the accounting value of the award by the grant date stock price.
2 The weighted-average exercise price presented in column (b) does not take into account the shares issuable upon vesting of outstanding restricted stock unit awards and cash-denominated and stock-settled performance-based awards, which have no exercise price.

Executive Officers
Set forth below is certain information with respect to the current executive officers of the Company.

Name	Age	Position
Jeffrey S. Edwards	59	Chairman and Chief Executive Officer
Jonathan P. Banas	51	Executive Vice President and Chief Financial Officer
Patrick R. Clark	49	Senior Vice President, Chief Manufacturing and Commercial Officer
Christopher E. Couch	52	Senior Vice President, Chief Technology and Procurement Officer
Larry E. Ott	62	Senior Vice President and Chief Human Resources Officer
Joanna M. Totsky	55	Senior Vice President, Chief Legal Officer and Secretary
Somasundhar Venkatasubramanian	52	Senior Vice President, Chief Information Technology Officer
Rebecca L. McCabe	47	Vice President, Chief Accounting Officer
Jeffrey S. Edwards is our chairman and chief executive officer, a position he has held since May 2013, previously serving as chief executive officer and member of the Board of Directors of the Company since October 2012.
Jonathan P. Banas is our executive vice president and chief financial officer, a position he has held since June 2017, previously serving as our vice president, corporate controller, and chief accounting officer since September 2015.
Patrick R. Clark is our senior vice president, chief manufacturing and commercial officer, a position he has held since
January 1, 2022, prior to which he was senior vice president and chief global manufacturing officer, a position he held from
August 1, 2020. Mr. Clark previously served as senior vice president, chief global engineering and product strategy officer from January 2019 to August 1, 2020, and vice president, business development, North America from May 2017 to January 2019, prior to which he served as senior director, global product line sealing.
Christopher E. Couch is our senior vice president, chief technology and procurement officer, a position he has held since July 30, 2021, prior to which he was senior vice president and chief technology officer, a position held from January 2020. Mr. Couch previously served as senior vice president and chief innovation officer from January 2019 to January 2020 and as vice president, product line strategy and innovation from 2016 to 2018.
Larry E. Ott is our senior vice president and chief human resources officer, a position he has held since January 2014.
Joanna M. Totsky is our senior vice president, chief legal officer, and secretary, a position she has held since July 2019, prior to which she held the position of vice president and deputy general counsel from October 2016, when she joined the Company.
Somasundhar Venkatasubramanian (Soma Venkat) is our senior vice president, chief information technology officer, a position he has held since September 20, 2021. Prior to his current position, Dr. Venkat was chief information officer at IXS Coatings, a supplier of polyurea solutions, from January 2021 to September 2021, prior to which he served as our vice president, information technology from January 2016 to December 2020.

Rebecca L. McCabe is our vice president, chief accounting officer, a position she has held since September 13, 2021, prior to which she was our vice president, internal audit from August 2019 to September 2021, and director, financial reporting from October 2016 to July 2019.

Transactions with Related Persons
Related Persons Transactions Policies and Procedures
We have established a formal written policy regarding transactions with related persons as defined under Item 404(a) of Regulation S-K (the “Related Party Transaction Policy” or the “Policy”). The Policy assists us in identifying, reviewing, monitoring and, as appropriate, approving transactions with related parties. The Policy requires that any transaction involving the Company and a shareholder who owns greater than 5% of our shares, a director, a nominee for director, or an executive officer, and/or their immediate family members (“Related Party”) which exceeds $120,000 and in which a Related Party had or will have a direct or indirect material interest (“Related Party Transaction”) must be approved or ratified by the Nominating and Corporate Governance Committee.
The Chief Legal Officer, in consultation with members of management and external counsel, will determine if a transaction with a Related Party constitutes as Related Party Transaction under the Policy requiring approval from the Nominating and Corporate Governance Committee. In connection with the review and approval or ratification of a Related Party Transaction, the Nominating and Corporate Governance Committee will consider relevant facts and circumstances, including:
•whether the terms of the transaction would apply on the same basis if the transaction did not involve a Related Party;
•whether there are compelling business reasons for the Company to enter into the transaction and the nature of any alternative transactions;
•the timing of the transaction;
•whether the transaction would impair the independence of a director; and
•whether the transaction would present an improper conflict of interest.
We have implemented procedures to ensure compliance with the Related Party Transaction Policy. In particular, each director, nominee for director, and executive officer is required to complete a questionnaire in connection with the annual proxy statement that asks a series of questions aimed at identifying possible Related Party Transactions. In addition, on a quarterly basis, we seek to identify related party transactions through an internal inquiry across various departments, including finance, sales, and legal, which includes a review of payments to or from any party that may be considered related. In addition, our Code of Business Conduct and Ethics prohibits our directors, officers, employees, and associates from participating in transactions involving conflicts of interest and requires disclosure of any potential conflicts of interest.
Fiscal Year 2021 Related Persons Transactions
A brother of Susan P. Kampe, our former senior vice president and chief information and procurement officer who left the Company in 2021, is global vice president, quality and supplier development at the Company, and earned $420,685.22 in total compensation in 2021, including base salary, annual incentive bonus, the value of any long-term incentive award paid in 2021, and any other compensation. He also participates in the benefit plans of the Company. His employment with the Company precedes the employment of Ms. Kampe with the Company and her appointment as an executive officer. His compensation was established in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Ms. Kampe does not have a material interest in her brother’s employment, nor does she share a household with him.

As of December 31, 2021, Mr. Van Oss, one of our directors, owned $2,000,000 in principal amount of the Company’s 5.625% Senior Notes due 2026 (described in Note 10 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021), which he acquired through two open market purchases in the principal amount of $1,000,000 each on August 10, 2020 and September 30, 2020. The Company paid cash interest to Mr. Van Oss in the amounts of $56,250 and $112,500, in the years ended December 31 2020 and December 31, 2021, respectively, with respect to these securities.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who own more than ten percent of the common stock of the Company to file with the SEC reports of ownership of the Company’s securities and changes in reported ownership. Officers, directors, and greater than ten percent stockholders are required to furnish the Company with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of copies of such reports received by the Company, we believe that during 2021 our officers, directors, and greater than ten percent stockholders complied with their Section 16(a) filing obligations on a timely basis.

Other Matters Concerning Directors, Nominees and Executive Officers
SEC regulations require the Company to describe certain legal proceedings, including bankruptcy and insolvency filings involving directors, nominees for director or executive officers of the Company or companies of which a director, nominee for director, or executive officer was an executive officer at the time of filing. Mr. Remenar, a director, was an executive officer of Chassix Inc. approximately nine months before Chassix Inc. filed for protection under Chapter 11 in March 2015. Mr. Boss, a director, was an executive officer at Momentive Performance Materials Inc. at the time it filed for protection under Chapter 11 in April 2014.

Communications with the Board of Directors
The Board has established procedures for the stockholders and other interested parties to communicate with the Board. A stockholder or other interested party may contact the Board by writing to the lead director or the non-employee or independent members of the Board to their attention at the Company’s principal executive offices at 40300 Traditions Drive, Northville, Michigan, 48168. Any stockholder must include the number of shares of the Company’s common stock he or she holds and any interested party must detail his or her relationship with the Company in any communication to the Board. Communications received in writing are distributed to the lead director or independent members of the Board as a group, as appropriate, unless such communications are considered, in the reasonable judgment of the Company’s secretary, improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or the Company’s business, or communications that relate to improper or irrelevant topics.

Proposal 2: Advisory Vote on Named Executive Officer Compensation
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking the stockholders to vote, on an advisory or non-binding basis, to approve the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement. A detailed description of our compensation program is available in the Compensation Discussion and Analysis section.
The advisory vote, commonly known as a say-on-pay vote, gives stockholders the opportunity to express their views on the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Approval of this advisory proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions and broker non-votes are not counted as votes FOR or AGAINST the proposal, and will therefore have no effect on such vote. The say-on-pay vote is an advisory vote only, and therefore it will not bind the Company or the Board. However, the Board and the Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation. We intend to hold the next advisory vote on the compensation of our named executive officers at the 2022 annual meeting of the stockholders.
The Board and the Compensation Committee believe that we have created an executive compensation program that is tied to performance, aligns with stockholder interests and merits stockholder support. Accordingly, we are asking the stockholders to indicate their support for our NEOs’ compensation by voting FOR the following resolution at the Annual Meeting:
RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion contained in this proxy statement.

☑	The Board of Directors recommends that the stockholders vote FOR Proposal 2.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the key principles and material elements of the compensation programs applicable to our NEOs in 2021. The NEOs for 2021 are as follows:

Mr. Jeffrey Edwards	Chairman and Chief Executive Officer
Mr. Jonathan Banas	Executive Vice President and Chief Financial Officer
Mr. D. William Pumphrey, Jr.[1]	Executive Vice President and President, Global Automotive, and Industrial Specialty Group
Mr. Christopher E. Couch	Senior Vice President, Chief Technology and Procurement Officer
Ms. Joanna M. Totsky	Senior Vice President, Chief Legal Officer and Secretary

1Mr. Pumphrey, Jr. retired from the Company effective as of December 31, 2021.
Executive Summary
Cooper Standard’s sales decreased in 2021 by 1.9% to $2.33 billion, driven mainly by divestitures and a decline in vehicle production volume caused by the impact of semiconductor and other OEM supply chain issues, partially offset by foreign exchange rates. Our net loss in 2021 was $322.8 million, compared to a net loss of $267.6 million in 2020. Our Adjusted EBITDA* (as defined in our Annual Incentive Award section) was $(8.0) million in 2021 compared to $35.7 million in 2020, which fell short of the 2021 threshold performance goal in our annual incentive program.
The Company believes in a true pay-for-performance program. In alignment with that belief, there were no annual incentive payments to our NEOs for 2021. With respect to Long-Term Incentive Plan awards for the performance periods ending on December 31, 2021, our average ROIC over the three-year period ending December 31, 2021 of (8.0)% was below the pre-established threshold performance level of 6.4%, and our average ROIC over the two-year period ending December 31, 2021 of (11.9)% was below the pre-established threshold performance level of 1.3%; resulting in no payments to our NEOs. Furthermore, as of December 31, 2021, no outstanding Long-Term Incentive Plan awards with performance targets were projected to be earned and no adjustments are anticipated to be made.
* For a reconciliation of Adjusted EBITDA from net income, which is the most comparable financial measure in accordance with U.S. GAAP, please see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP Financial Measures on page 39 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Below is the four-year history of the last four payouts under the annual incentive program and the Long-Term Incentive Plan. As of December 31, 2021, all outstanding stock options held by the NEOs were underwater and time-vested restricted stock units (RSUs) granted in such years have a current value well below that on the grant date.

	Payout (% of Target)
Incentive Award	2018	2019	2020	2021	4-Year Average
Annual Incentive Program	0.0%	0.0%	70.0%	0.0%	17.5%
Long-Term Incentive Plan	0.0%	0.0%	0.0%	0.0%	0.0%
In addition to low or no annual and long-term incentive payouts over the past four years, our CEO’s target compensation has not increased since 2019, including through 2022 where his target TDC remained unchanged and below the market median (his 2021 target TDC was restored to 2019 levels following the temporary reduction in 2020 as part of an effort to decrease the Company’s aggregate LTI spend).
Compensation Philosophy and Objectives
Our compensation programs are designed to:
•Link executive compensation to Company performance;
•Attract and retain a highly-qualified executive leadership team;
•Align the interests of executives with those of our stockholders;
•Focus our leadership team on increasing profitability and ROIC; and
•Motivate our leadership team to execute our long-term growth strategy while delivering consistently strong financial results.
To help achieve these goals, we believe compensation for executive officers should include the following components:
•Base salary;

•Annual performance-based cash incentives;
•Long-term performance-based equity incentives;
•Regular and change-of-control termination benefits; and
•Competitive health, welfare, and retirement benefits.
The Compensation Committee regularly reviews these components and evaluates each in connection with furthering our compensation philosophy and objectives. To assist with determining appropriate target compensation levels and components, the Compensation Committee reviews market data and best practices, including benchmarking our senior executive target compensation levels to those provided to similarly-situated executives at comparable companies as discussed below. The Compensation Committee generally targets compensation for our NEOs at approximately the 50th percentile of market practice (based on our benchmarking peer group and general industry survey data), recognizing that actual compensation levels will fluctuate above or below median levels depending on our performance. In addition, target compensation for specific executives can be above or below the market median based on the individual’s importance to the organization, the difficulty and cost of replacement, the expected future contribution to the organization, tenure at current position, and skill set relative to the external marketplace. Furthermore, the long-term performance-based equity incentive targets may be positioned below the 50th percentile due to share usage and expense considerations as was the case when the target values were downward adjusted in 2020 for these reasons.
We are committed to sound and effective compensation and related governance practices. As such, we have adopted the following:
•Independent compensation consultant retained by the Compensation Committee;
•Annual benchmarking using general industry surveys and a peer group proxy analysis;
•Majority of long-term incentive compensation is performance-based;
•Balanced mix of performance measures aligned with long-term strategy;
•Clawback policy covering cash and equity;
•Anti-hedging and anti-pledging policy; and
•Executive and non-employee director stock ownership guidelines.
Processes Relating to Executive Compensation
The Compensation Committee assists the Board in discharging its responsibilities relating to the compensation of our NEOs and overseeing our compensation plans, policies, and benefit programs. Our human resources team supports the Compensation Committee in its work. In evaluating and determining target compensation levels for our NEOs, the Compensation Committee relies on data received from its independent compensation consultant and the Chief Human Resources Officer, as well as recommendations from the CEO. The Compensation Committee, following discussions with the CEO, determines the base salary and target annual and long-term incentive compensation of the other NEOs. Executives whose compensation is under consideration are not present during the Compensation Committee’s review meetings, and neither the CEO nor management has any input into the compensation decisions for the CEO. The considerations, criteria and procedures applicable to these determinations are discussed more fully under “Executive Compensation Components.”
Executive Compensation Review for 2021
As discussed above, the Compensation Committee has engaged FW Cook as its independent compensation consultant. FW Cook has served as the Compensation Committee’s independent consultant since 2013. As part of its engagement, FW Cook benchmarked the target compensation levels of our NEOs to assess the competitiveness of our executive compensation programs in the markets in which we compete for talent, focusing in particular on base salaries, target annual incentive opportunities and long-term incentive opportunities. For 2021, FW Cook compared our programs in these areas to a peer group comprised of 15 publicly-traded automotive suppliers with annual revenues between $0.9 billion and $4.7 billion and with median revenues of $2.5 billion at the time of the benchmarking analysis. FW Cook supplemented its analysis of peer group proxy data with general industry survey data, which was size-adjusted to reflect the revenue responsibility of each executive.
The peer group below was reviewed and approved by the Compensation Committee for 2021. In comparison to 2020, Delphi Technologies and Tower International, Inc. were removed from the peer group due to their acquisitions by BorgWarner and Autokiniton, respectively. Additionally, Dana Holding Incorporated, Gentex and Timken were removed from the peer group as the companies were generally above the upper end of the desired size ranges for revenue and market capitalization. Briggs & Stratton, Gentherm, Greenbrier Companies and Superior Industries International were added to the peer group as size-appropriate companies that improved Cooper Standard’s relative revenue and market capitalization positioning. At the time the market analysis was completed in the winter of 2020, Cooper Standard was positioned near the peer median for revenue ($2.4B versus the peer median of $2.5B) and at approximately the 25th percentile for market capitalization ($573M versus the peer median of $1.1B).

The 2021 peer group companies were:

•	American Axle & Mfg. Holdings, Inc.	•	Greenbrier Companies	•	Modine Manufacturing Co.
•	Briggs & Stratton	•	LCI Industries	•	Superior Industries Int’l
•	Cooper Tire & Rubber	•	Linamar	•	Terex
•	Garrett Motion	•	Martinrea International Inc.	•	Visteon Corp.
•	Gentherm	•	Meritor, Inc.	•	Wabash National
Based on its December 2020 analysis (which was used to inform target Total Direct Compensation (“TDC”) changes for 2021), FW Cook concluded that base salaries for our NEOs were 103% of the market median, in the aggregate. The competitiveness of target bonus opportunities varied by executive, resulting in target cash compensation that was 104% of the median, in the aggregate. Relative to market data, executive target TDC levels were 84% of the median, in the aggregate.
As discussed above, the Compensation Committee considers all factors relevant to FW Cook’s independence from management as required by applicable NYSE standards. Apart from the work it performed for the Compensation Committee, FW Cook provided no other services to the Company in 2021. As a result of this and the consideration of other factors, the Compensation Committee determined that the engagement of FW Cook in 2021 was appropriate and raised no conflict of interest.

“Say-on-Pay” Vote
Our annual stockholder advisory vote on the compensation of our NEOs was held in May 2021. Our stockholders approved the compensation of the NEOs as disclosed in the 2021 Proxy Statement, with over 95% of shares voted in favor of the “say-on-pay” advisory proposal. The Compensation Committee has determined that our executive compensation philosophy, compensation objectives, and compensation elements continue to be appropriate and did not make any material changes to our executive compensation program in direct response to the 2021 “say-on-pay” vote. We continue to believe that our executive compensation program has a strong performance orientation and aligns with stockholder interests.
Executive Compensation Components
The following describes the components of our 2021 executive compensation program as approved by the Compensation Committee.
Base Salary
Our NEOs are paid a base salary determined early in each fiscal year or upon changes in roles or positions within the Company. The Compensation Committee determines the CEO’s base salary and, taking into account recommendations from the CEO, the salaries of the other NEOs. Generally, our practice is to pay base salaries that are competitive in the markets in which we compete for talent and commensurate with the responsibilities and contributions of each executive. Based upon the Compensation Committee’s evaluation of data supplied by FW Cook, the Compensation Committee determined to adjust certain NEO salaries, representing an average increase of 1.3% across all NEOs. Base pay salary adjustments in 2021 for the NEOs were as follows:

	2020 Base Salary	2021 Base Salary	Increase
Mr. Edwards	$1,000,000	$1,000,000	—%
Mr. Banas	$500,000	$500,000	—%
Mr. Pumphrey, Jr.	$610,000	$610,000	—%
Mr. Couch[1]	$450,000	$465,000	3.3%
Ms. Totsky[2]	$412,000	$435,000	5.6%
1 Mr. Couch’s base salary increased effective July 28, 2021 in recognition of his assumption of responsibilities for the Company’s purchasing function.
2 The increase for Ms. Totsky was effective January 1, 2021 and represented a market adjustment.
Annual Incentive Award
Prior to or early in each fiscal year, the Compensation Committee determines target annual incentive opportunities payable to the NEOs upon the achievement of performance targets approved by the Compensation Committee for the year. The Compensation Committee determined that the performance metric for 2021 would be Adjusted EBITDA. Other metrics, including financial metrics, were covered as part of the discretionary adjustment with the individual performance goals as described below.
Adjusted EBITDA is deemed by the Compensation Committee to be an appropriate objective measurement of the financial performance of the Company because it is an indicator of our strategy to achieve sustained profitable growth and align executive compensation with the interests of our stockholders over the long term.
The Compensation Committee establishes a “threshold” or minimum performance Adjusted EBITDA goal, the achievement of which entitles NEOs to a payment equal to 37.5% of target, which increased from 25% of target in 2020. In connection with the increase of the threshold payment percentage, the threshold level of performance was also increased from 75% to 80% of the target Adjusted EBITDA goal. The increase in the threshold level of performance and corresponding payout was a step toward returning to the historical program of setting threshold performance of 85% of target earning a payout of 50% of target, following the reduction in 2020 due to greater levels of uncertainty and volatility in the business.
The Company sets challenging targets in the Annual Incentive Plan as evidenced by no bonus payouts since the 2017 plan year, other than a payout under the 2020 AIP at 70% pursuant to a discretionary adjustment. Such discretionary adjustment was made in light of the Company’s performance despite the impact of the global pandemic, which the Compensation Committee determined to be in the best interests of the Company. No annual incentive award is payable if the Company fails to meet the threshold performance goal for Adjusted EBITDA, unless the Compensation Committee applies a discretionary adjustment in extraordinary situations. The Compensation Committee also sets a “superior performance” level, the achievement of which entitles NEOs to a maximum payout equal to 200% of the target amounts. The superior performance level represents a goal deemed difficult to achieve at the beginning of the year based on the assumptions underlying our business plan. Actual annual incentive payments are determined using linear interpolation for performance attainment between “threshold” and “target” and between “target” and “superior.”
Although the funding of the bonus pool is determined based on Adjusted EBITDA performance only, the 2021 program provided that the CEO could recommend a discretionary adjustment of +/- 30% to the funded amount for performance against pre-established individual objectives for the NEOs other than himself, subject to Compensation Committee approval. The individual performance goals included but were not limited to financial metrics, project-based goals, mergers and acquisition targets, and innovation objectives. The 30% discretionary portion can be lowered to zero or increased to twice that portion of the payout, but in no case will the total annual bonus payout exceed 200% of target. Additionally, the discretionary adjustments were to be managed on a “zero sum” basis across the senior executive group so as to not exceed the financial funding component. The CEO’s bonus will be based on the Adjusted EBITDA funded amount, with no +/- 30% discretionary adjustment. Furthermore, with respect to NEOs, the calculated payout may be subject to downward adjustment to 0% and to upward adjustment to 200% of target at the discretion of the Compensation Committee in extraordinary situations.
For 2021, the Compensation Committee established target awards under the AIP for each NEO based on a percentage of base salary as follows: 120% for Mr. Edwards; 75% for Messrs. Banas and Pumphrey; 65% for Ms. Totsky; and 55% for Mr. Couch. The target award amount for Mr. Couch increased from 55% to 65% effective July 28, 2021, following his assumption of responsibilities for the Company’s Purchasing function. The target award amounts for Messrs. Edwards, Banas, and Pumphrey, as well as Ms. Totsky, remained unchanged from 2020. The Compensation Committee set Adjusted EBITDA targets applicable to the Company as a whole in accordance with our 2021 business plan as approved by the Board of Directors, as follows:

2021 Achievement Level	Adjusted EBITDA[1] (000)	Award Payout as % of Award Target
Below Threshold	Below $173,600	0%
Threshold (80% of Target)	$173,600	37.5%
Target	$217,000	100%
Superior (115% of target performance)	$249,600+	200%

1Adjusted EBITDA is not a measure recognized under U.S. GAAP and is defined as net income plus income tax expense, interest expense net of interest income, depreciation and amortization, and certain items that management does not consider to be reflective of the Company's core operating performance. Adjusted EBITDA is net of all incentive plan payouts.
The 2021 AIP target Adjusted EBITDA increased by $17 million from 2020 target performance and $197 million from 2020 actual performance due to the negative impact of COVID-19 subsiding, and anticipated improvements in market production volumes, improvements in operating efficiencies, and leveraging of strategic diversification initiatives and world-class technology and innovation to meet new market demands.
In 2021, for purposes of the AIP, our actual Adjusted EBITDA was $(8.0) million, which was below the threshold level. This performance achievement resulted in no payout under the AIP being earned for 2021 performance for any of our NEOs, and thereby no discretionary adjustments for performance against individual objectives could be applied.
Long-Term Incentive Compensation
2021 Long-Term Incentive Program
The 2017 Omnibus Incentive Plan (“2017 Plan”) and, on or after May 20, 2021, the 2021 Omnibus Incentive Plan (“2021 Plan”) authorize the Compensation Committee to award stock options, stock appreciation rights, shares of common stock, restricted stock, RSUs, incentive awards, and certain other types of awards to our key employees and directors. Except in the case of newly hired or promoted executives, it has been the practice of the Compensation Committee to grant incentive awards, including equity-based incentive awards, during the first quarter of the calendar year so that all elements of executive target TDC can be considered in a coordinated, comprehensive manner.
For 2021, the Compensation Committee, following consultation with FW Cook, determined that equity-based awards to our NEOs should have a value generally equal to or lower than the typically targeted market median for executives in comparable positions due to the decline in Company stock price, a lower market capitalization and limited number of shares available under the 2017 Plan and, subsequent to May 20, 2021, the 2021 Plan. The equity-based awards we granted in 2021 were 80% performance-based and consisted of options to purchase shares of our common stock, stock settled time-vested RSUs, and cash settled performance-based RSUs (“Performance RSUs”). The percentage mix of the three Long-Term Incentive Program (“LTIP”) vehicles granted in 2021 (on a value basis) was approximately 50%, 30%, and 20% for Performance RSUs, stock options, and time-vested RSUs, respectively, which was unchanged from 2020.

All NEOs received increases in their 2021 LTIP as compared to their 2020 LTIP in order to move toward levels closer to the market median following temporary decreases in 2020. Mr. Edwards’ LTIP value increased from $3,000,000 to $3,800,000, restoring it to the level of his 2019 LTIP value which is slightly below market median. Mr. Banas’s LTIP increased from $630,000 to $750,000, reflective of a market adjustment in connection with target TDC remaining below that of peer group and market median. Mr. Pumphrey, Jr.’s LTIP increased from $600,000 to $700,000, moving his value closer to the level of his 2019 LTIP value while remaining below market median. Mr. Couch’s LTIP increased from $250,000 to $350,000, reflective of the significance of his role given his responsibility for multiple functions in Advanced Material Science, Product Development/Strategy, and Program Management & Engineering. Mr. Couch’s LTIP increased further as of July 28, 2021 from $350,000 to $450,000, upon assumption of his responsibility for the Company’s Purchasing function. Ms. Totsky’s LTIP increased from $345,000 to $450,000, reflective of continued growth in her role and market adjustment in connection with TDC which remains below the market median. The percentage of LTIP value increase from 2020 to 2021, the grant value approved by the Compensation Committee for the 2021 annual equity awards, and the number of units and options granted in 2021 are as follows:

				Number of Awards Granted in 2021
	2020 LTIP Grant Value	2021 LTIP Grant Value	% Change from 2020 to 2021	Performance RSUs at Target	Stock Options	Time Vested RSUs
Mr. Edwards	$3,000,000	$3,800,000	26.7%	48,544	66,589	20,387
Mr. Banas	$630,000	$750,000	19.0%	9,581	13,143	4,024
Mr. Pumphrey, Jr.	$600,000	$700,000	16.7%	8,943	12,267	3,756
Mr. Couch[1]	$250,000	$450,000	80.0%	4,472	10,415	3,912
Ms. Totsky	$345,000	$450,000	30.4%	5,749	7,886	2,415
1 Mr. Couch’s 2021 LTIP grant value and number of awards granted in 2021 are inclusive of grants totaling $100,000 in value received as of July 28, 2021, reflective of expanded role upon his assumption of responsibilities for the Company’s Purchasing function.
2021 Performance-Based Cash Settled Restricted Stock Units
Following its review of the benchmarking analysis by FW Cook, the Compensation Committee determined that the value of the Performance RSUs granted in 2021 should continue to constitute approximately 50% of the total value of each NEO’s annual long-term incentive opportunity. The Compensation Committee considers Performance RSUs to be performance-based because the wealth creation for NEOs is based on the number of units vesting due to the Company’s capital efficiency and its performance relative to its comparator group and is tied to the value of the Company’s stock after the two-year performance period concludes and one year thereafter. We believe Performance RSUs align the interests of our NEOs with those of our stockholders and further emphasize the importance of our long-term performance.
For 2021, similar to 2020, we granted a target number of cash settled Performance RSUs to our NEOs, as compared to stock settled Performance RSUs granted in 2019. The 2021 Performance Units were issued as cash settled awards due to the limited number of shares available under the 2017 Plan and, subsequent to May 20, 2021, the 2021 Plan. If we achieve certain established performance goals based on ROIC for the two-year performance period concluding on December 31, 2022, then 50% of the performance RSUs will vest on December 31, 2022 and the remaining 50% will vest on December 31, 2023, subject to the NEO’s continued employment on each such date. The two-year performance period for 2021 grants, similar to 2020, replaced the three-year performance period used for the 2019 Performance RSUs to retain the long-term orientation of the program but balance the difficulty in forecasting business performance over three years given industry and macroeconomic uncertainty. Additionally, the bifurcated and backloaded vesting continued to replace the traditional three-year cliff vesting to promote leadership retention. If the Company’s average ROIC for the two-year performance period ending December 31, 2022 is at target, 100% of the Performance RSUs will be eligible to vest. If ROIC is 80% of the target performance goal, then one half of the Performance RSUs will be eligible to vest. If ROIC is 120% of the target performance goal, then the maximum of two times the number of Performance RSUs will be eligible to vest. No payout occurs if ROIC is below 80% of the target performance goal. Achievement of the performance goal between threshold and target, and between target and maximum will be linearly interpolated. The amount of cash paid due to ROIC achievement is determined by multiplying (1) 50% of the earned units by the closing stock price on the date the Compensation Committee approves the earned performance units and (2) 50% of the earned units by the closing stock price one year after the Compensation Committee approval date. Performance RSUs that vest will be settled 100% in cash.
In addition to the ROIC performance metric, the 2021 Performance RSUs also have a Relative Total Shareholder Return (“RTSR”) multiplier. The number of earned units based on the ROIC performance achievement will be subject to a 25% adjustment based on the Company’s two-year RTSR (change in stock price plus dividends, if any) compared to the TSR of a pre-established, industry-specific comparator group. If RTSR is at or below the 25th percentile, then 75% of the earned units will be eligible to be paid out. If RTSR is between the 26th and 74th percentile, 100% of the earned units will be eligible to be paid out. If RTSR is at or above the 75th percentile, 125% of the earned units will be eligible to be paid out. The impact of the RTSR multiplier may not take the number of earned units above 200% of target.
The comparator group for RTSR is different from the benchmarking peer group identified in “Executive Compensation Review for 2021” under the Processes Relating to Executive Compensation section above, as the RTSR comparator group: 1) is less encumbered by company size than the benchmarking peer group since target TDC levels are strongly correlated to size, 2) needs to be comprised of closer business peers whose stock prices are similarly correlated to ensure that performance comparisons are meaningful, and 3) needs to be large enough to sustain three years of merger & acquisition activity given the multi-year nature of the award. The 2021 RTSR comparator group companies were:

•	Adient plc	•	Gentex Corporation	•	Standard Motor Products Inc.
•	American Axle & Manufacturing Holdings, Inc.	•	Gentherm	•	Stoneridge, Inc.
•	Aptiv PLC	•	LCI Industries	•	Tenneco Inc.
•	Autoliv, Inc.	•	Lear Corporation	•	TI Fluid Systems plc
•	BorgWarner Inc.	•	Linamar Corporation	•	The Goodyear Tire & Rubber Company
•	Cooper Tire & Rubber Company	•	Magna International Inc.	•	Veoneer, Inc.
•	Dana Incorporated	•	Martinrea International Inc.	•	Visteon Corporation
2021 Stock Option Awards
For 2021, we granted non-qualified stock options to purchase shares of the Company’s common stock at an exercise price equal to the fair market value of a share of common stock on the date of grant. The options granted in 2021 vest ratably over a three-year period and expire on the tenth anniversary of the grant date or earlier upon certain terminations.
Following its review of a benchmarking analysis by FW Cook, the Compensation Committee determined that the value of stock options granted in 2021 should continue to constitute approximately 30% of the total value of the annual long-term incentive awards granted. We believe that the use of stock options as a component of compensation is an effective way of aligning the interests of our executives with those of our stockholders, as the intrinsic value of stock options is dependent upon increases in the price of our common stock.
2021 Time-Vested Cash-Settled Restricted Stock Unit Awards
For 2021, we granted time-vested stock settled RSUs to our NEOs, following the issuance of cash-settled RSUs in 2020 due to the limited number of shares available under the 2017 Omnibus Incentive Plan. The 2021 RSUs cliff vest after three years. Following its review of a benchmarking analysis by FW Cook, the Compensation Committee determined that the value of time-vested RSUs granted in 2021 should continue to constitute approximately 20% of the total value of the annual long-term incentive awards granted. We believe that the use of time-vested RSUs as a component of compensation helps retain executives and aligns the interests of our executives and stockholders, as the value of RSUs is directly linked to the price of our common stock.
Payouts under the 2019 Performance-Based Restricted Stock Units
In 2019, the Compensation Committee granted performance-based RSUs for each of the NEOs who was employed by us at the time for the three-year period ending December 31, 2021.
The LTIP awards for the three-year performance period ending December 31, 2021 were based on the achievement of a target ROIC of 8.0%, subject to continued service. Pursuant to the terms of the awards, payouts were to be determined as follows:

Achievement Level	Three-Year Average Return on Invested Capital	Award Payout as % of Award Target
Below Threshold	Below 6.4%	0%
Threshold (80% of target performance)	6.4%	50%
Target	8.0%	100%
Superior (120% of target performance)	9.6% +	200%

Actual earnouts are determined using linear interpolation for performance attainment between “threshold” and “target” and between “target” and “superior”. The actual average ROIC of the Company for the performance period was (8.0)%, which resulted in an earnout of 0% of target under the LTIP awards for the performance period ending December 31, 2021. No adjustments were made to the performance-based RSU payout.

Payouts under the 2020 Performance-Based Restricted Stock Units
In 2020, the Compensation Committee granted performance-based RSUs for each of the NEOs who was employed by us at the time for the two-year period ending December 31, 2021.
The LTIP awards for the two-year performance period ending December 31, 2021 were based on the achievement of a target ROIC of 1.62%, subject to continued service. Pursuant to the terms of the awards, payouts were to be determined as follows:

Achievement Level	Three-Year Average Return on Invested Capital	Award Payout as % of Award Target
Below Threshold	Below 1.30%	0%
Threshold (80% of target performance)	1.30%	50%
Target	1.62%	100%
Superior (120% of target performance)	1.95% +	200%
Actual earnouts are determined using linear interpolation for performance attainment between “threshold” and “target” and between “target” and “superior”. The actual average ROIC of the Company for the performance period was (11.90)%, which resulted in an earnout of 0% of target under the LTIP awards for the performance period ending December 31, 2021. No adjustments were made to the performance-based RSU payout.
Special Bonuses
In addition to the annual cash incentive program, we may from time to time pay our NEOs discretionary bonuses as determined by the board of directors or the Compensation Committee to reflect superior individual performance, to recognize new roles and responsibilities, to attract new hires or to compensate new hires for amounts forfeited from their previous employer.
Retirement Plan Benefits
Our NEOs participate in a tax-qualified 401(k) retirement savings plan (the “CSA Savings Plan”) and our nonqualified retirement plan. Benefits under these plans provide executives with an income source during their retirement years and reward executives for long-term service to the Company. We believe that our retirement plans are generally competitive in the automotive industry and assist the Company in attracting and retaining a high caliber executive leadership team. Please see the 2021 Nonqualified Deferred Compensation table and the accompanying narrative for further information regarding our retirement plans.
Termination and Change of Control Benefits
Our NEOs receive certain benefits upon certain termination events including following a change of control of the Company under the Executive Severance Pay Plan. These benefits, described in detail under “Terms Applicable to Payments upon Termination of Employment,” are intended to ensure that the executive leadership team is able to objectively evaluate potential change of control transactions without the distraction of the potential impact such transactions may have on their employment.
Health Benefits
We provide our NEOs with health and welfare benefits that are available to all of our salaried employees. Our plan is a flexible plan which permits participants to choose among various co-pay options and available benefits, including medical, prescription drug, dental, long-term disability and life insurance, and other benefits depending on the needs of the participant and his or her dependents. These benefits help us remain competitive in attracting and retaining a high-caliber management team.
Perquisites
Our executives are provided with a vehicle allowance. This program helps us to attract and retain a high-caliber management team in the very competitive automotive supplier industry. The value of this benefit is treated as ordinary income for tax purposes at the full extent of its value, and participants, including the NEOs, do not receive any tax “gross up” payments or similar compensation to cover this tax.

Stock Ownership Policy
We require that our officers achieve and maintain levels of ownership of our common stock. The levels are based on multiples of each officer’s base salary. The Compensation Committee reviewed the stock ownership policy in June 2021 for market appropriateness and best practices. FW Cook and management were satisfied with the terms and provisions in the policy; therefore, no changes were recommended and no changes were approved by the Compensation Committee. Under our policy, officers are required to hold 50% of the net shares resulting from stock option exercises or vesting of other stock-based awards until they reach the applicable ownership level based on position. Only shares owned outright and time-vested RSUs count toward satisfaction of the guideline (time-vested RSUs are counted on an after-tax basis assuming a 35% tax rate for ease of administration). The “in-the-money” spread of outstanding stock options and the value of unearned performance-based restricted stock units do not count toward satisfaction of the guideline. This policy is intended to align the interests of our key executives with the interests of our stockholders by maintaining a strong link between the Company’s long-term success and the ultimate compensation of key executives. The 2021 stock ownership requirement was as follows:

Positions	Stock Ownership Level (Multiple of Base Salary)
Chief Executive Officer	6X
Chief Financial Officer; President, Global Automotive, and Industrial Specialty Group	3X
All Other NEOs	2X
All NEOs are in compliance with the required multiple of base salary or are retaining their acquired amounts until they reach the required multiple.
Policy Concerning Transactions Involving Company Securities
We have a policy applicable to all directors, officers, and employees that prohibits certain transactions involving our stock, including engaging in short-term speculative transactions, which includes hedging transactions and buying or selling put or call options. The policy also prohibits holding the Company’s securities in a margin account, pledging the Company’s securities as collateral for a loan, and engaging in short sales of the Company’s securities.
Clawback Policy
Cooper Standard has a compensation recovery (“clawback”) policy. The policy authorizes the Board to recoup incentive compensation paid to executive officers, including our NEOs, in the event the Company experiences a material financial restatement. Recoverable compensation is any cash or equity-based compensation for which the grant, payment, or vesting was predicated upon the achievement of financial results that were derived from financial statements that are required to be restated, except where such restatement is required due to changes in accounting rules or standards, immaterial correction of errors, or changes in applicable law.

Compensation Committee Report
The Compensation Committee of the Board of Directors of Cooper-Standard Holdings Inc. oversees our executive compensation program. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.
In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and included in this Proxy Statement.
Compensation Committee
Robert J. Remenar, Chair
John G. Boss
David J. Mastrocola
Stephen A. Van Oss

Executive Compensation
Set forth below is information regarding compensation for services to the Company in all capacities of the following NEOs during the year ended December 31, 2021: (i) our current chief executive officer; (ii) our current chief financial officer; and (iii) the three most highly compensated executive officers other than the chief executive officer and chief financial officer who were serving as executive officers at December 31, 2021.
2021 Summary Compensation Table

Name and Principal Position(1)	Year	Salary(2)	Bonus(3)	Stock Awards(4)	Option Awards(5)	Non-Equity Incentive Plan Compensation(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Jeffrey S. Edwards, Chairman and Chief Executive Officer	2021	$1,000,000	—	$2,738,195	$1,140,004	—	—	$209,745	(7)	$5,087,944
	2020	$1,038,462	$840,000	$2,004,732	$900,001	—	—	$126,150		$4,909,345
	2019	$1,000,000	—	$2,804,576	$1,126,437	—	—	$122,640		$5,053,653
Jonathan P. Banas, Executive Vice President and Chief Financial Officer	2021	$500,000	$15,000	$540,441	$225,008	—	—	$96,308	(8)	$1,376,757
	2020	$516,922	$262,500	$421,011	$189,001	—	—	$61,065		$1,450,499
	2019	$450,000	—	$479,858	$192,693	—	—	$54,455		$1,177,006
D. William Pumphrey, Jr., Executive Vice President and President, Global Automotive, and Industrial Specialty Group	2021	$610,000	$18,300	$504,451	$210,011	—	—	$116,884	(9)	$1,459,646
	2020	$631,247	$320,250	$400,971	$180,000	—	—	$84,100		$1,616,568
	2019	$562,000	—	$579,458	$232,709	—	—	$75,979		$1,450,146
Christopher E. Couch, Senior Vice President, Chief Technology and Procurement Officer	2021	$456,346	$13,950	$302,262	$155,016	—	—	$82,101	(10)	$1,009,675

Joanna M. Totsky, Senior Vice President, Chief Legal Officer and Secretary	2021	$435,000	$13,050	$324,303	$135,008	—	—	$81,339	(11)	$988,700

1The column reflects each NEO’s position as of December 31, 2021. Mr. Pumphrey, Jr. retired from the Company effective December 31, 2021.
2Amounts shown reflect the NEO's annual base salary earned during the fiscal year and are not reduced to reflect the NEOs’ elections, if any, to defer receipt of salary into the CSA Savings Plan for salaried U.S. employees.
3Amounts shown in column (d) reflect each NEO's discretionary lump sum merit bonus earned during the fiscal year, as applicable. In light of uncertainty surrounding the global pandemic, the determination was made in January of 2021 to delay the decision regarding the 2021 merit plan for all salaried employees until later in the year. In July of 2021, the Compensation Committee of the Board of Directors approved lump sum merit bonuses to all merit-eligible employees, including executive officers other than the Chief Executive Officer. As discussed elsewhere, the Company did not meet the threshold adjusted EBITDA target in 2021 under the Company's annual incentive award program, and no payout was made under that program for 2021.
4The amounts shown in column (e) represent the aggregate grant-date fair value of time-vested RSUs and Performance RSUs, which were granted under the 2017 Plan on February 16, 2021 and time-vested RSUs which were granted under the 2021 Plan on July 28, 2021, in each case computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Stock Compensation (“ASC Topic 718”). In the case of Performance RSUs, the amounts shown are based on the probable outcome of performance conditions at the time of the grant, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718 as follows: Mr. Edwards, $1,978,168; Mr. Banas, $390,426; Mr. Pumphrey, Jr., $364,427; Mr. Couch, $182,234; and Ms. Totsky, $234,272. Assuming the highest level of performance is achieved for the Performance RSUs, the maximum value of these awards at the grant date would be as follows: Mr. Edwards, $3,956,336; Mr. Banas, $780,852; Mr. Pumphrey, Jr., $728,854; Mr. Couch, $364,468; and Ms. Totsky, $468,544. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 20 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
5The amounts shown in column (f) represent the aggregate grant-date fair value of stock option awards granted under the 2017 Plan on February 16, 2021 and stock option awards granted under the 2021 Plan on July 28, 2021 and are computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 20 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
6The amounts shown in column (g) represent the bonus payments for 2021 under the Company’s annual incentive award program.
7The amount shown in column (i) for Mr. Edwards represents Company contributions under the CSA Savings Plan ($20,300) and nonqualified Supplemental Executive Retirement Plan ($174,160); car allowance ($12,000); and life insurance premiums paid by the Company ($3,285).
8The amount shown in column (i) for Mr. Banas represents Company contributions under the CSA Savings Plan ($20,300) and nonqualified Supplemental Executive Retirement Plan ($62,598); car allowance ($12,000); and life insurance premiums paid by the Company ($1,410).
9The amount shown in column (i) for Mr. Pumphrey, Jr. represents Company contributions under the CSA Savings Plan ($20,300) and nonqualified Supplemental Executive Retirement Plan ($80,558); car allowance ($12,000); and life insurance premiums paid by the Company ($4,026).
10The amount shown in column (i) for Mr. Couch represents Company contributions under the CSA Savings Plan ($20,300) and nonqualified Supplemental Executive Retirement Plan ($48,532); car allowance ($12,000); and life insurance premiums paid by the Company ($1,269).
11The amount shown in column (i) for Ms. Totsky represents Company contributions under the CSA Savings Plan ($20,300) and nonqualified Supplemental Executive Retirement Plan ($47,661); car allowance ($12,000); life insurance premiums paid by the Company ($1,162); and fitness expense reimbursement ($216).

2021 Grants of Plan-based Awards
The following table sets forth information regarding plan-based awards made to the NEOs during 2021.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (#) (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh) (2)	Grant Date Fair value of Stock and Option Awards ($) (3)
Name	Award Type	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Jeffrey S. Edwards	Annual Bonus (4)	N/A	$450,000	$1,200,000	$2,400,000	—	—	—	—	—	—	—
	Options (5)	2/16/2021	—	—	—	—	—	—	—	66,589	$37.28	$1,140,004
	RSUs (6)	2/16/2021	—	—	—	—	—	—	20,387	—	—	$760,027
	Performance RSUs (7)	2/16/2021	—	—	—	24,272	48,544	97,088	—	—	—	$1,978,168
Jonathan P. Banas	Annual Bonus (4)	N/A	$140,625	$375,000	$750,000	—	—	—	—	—	—	—
	Options (5)	2/16/2021	—	—	—	—	—	—	—	13,143	$37.28	$225,008
	RSUs (6)	2/16/2021	—	—	—	—	—	—	4,024	—	—	$150,015
	Performance RSUs (7)	2/16/2021	—	—	—	4,791	9,581	19,162	—	—	—	$390,426
D. William Pumphrey, Jr.	Annual Bonus (4)	N/A	$171,563	$457,500	$915,000	—	—	—	—	—	—	—
	Options (5)	2/16/2021	—	—	—	—	—	—	—	12,267	$37.28	$210,011
	RSUs (6)	2/16/2021	—	—	—	—	—	—	3,756	—	—	$140,024
	Performance RSUs (7)	2/16/2021	—	—	—	4,472	8,943	17,886	—	—	—	$364,427
Christopher E. Couch	Annual Bonus (4)	N/A	$92,813	$247,500	$495,000	—	—	—	—	—	—	—
	Options (5)	2/16/2021	—	—	—	—	—	—	—	6,134	$37.28	$105,014
	RSUs (6)	2/16/2021	—	—	—	—	—	—	1,878	—	—	$70,012
	Performance RSUs (7)	2/16/2021	—	—	—	2,236	4,472	8,944	—	—	—	$182,234
	Annual Bonus (4), (8)	N/A	20,531	54,750	109,500	—	—	—	—	—	—	—
	Options (9)	7/28/2021	—	—	—	—	—	—	—	4,281	$24.59	$50,002
	RSUs (10)	7/28/2021	—	—	—	—	—	—	2,034	—	—	$50,016
Joanna M. Totsky	Annual Bonus (4)	N/A	$106,031	$282,750	$565,500	—	—	—	—	—	—	—
	Options (5)	2/16/2021	—	—	—	—	—	—	—	7,886	$37.28	$135,008
	RSUs (6)	2/16/2021	—	—	—	—	—	—	2,415	—	—	$90,031
	Performance RSUs (7)	2/16/2021	—	—	—	2,875	5,749	11,498	—	—	—	$234,272

1The number of shares represents the range of potential payouts under the Performance RSUs granted under the 2017 Plan. The number of Performance RSUs that are earned, if any, will be based on performance for fiscal years 2021 to 2022 and will be determined after the end of fiscal year 2022.
2Represents the exercise price of options granted under the 2017 Plan on February 16, 2021 and granted under the 2021 Plan on July 28, 2021.
3Represents the grant-date fair value of RSUs, Performance RSUs, and stock option awards granted under the 2017 Plan on February 16, 2021 and granted under the 2021 Plan on July 28, 2021, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 20 to the Company’s audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
4For 2021, the Compensation Committee approved target annual incentive awards under the AIP for executive officers and, as the basis for determining the entitlement of executives to actual payment of annual incentive awards, set an Adjusted EBITDA performance target for the year in accordance with the Company’s 2021 business plan approved by the Company’s Board in December 2020. Funding of the bonus pool was determined based on Adjusted EBITDA performance only, and the CEO could recommend a discretionary adjustment of +/- 30% to the funded amount for performance against pre-established individual objectives for the NEOs other than himself, subject to Compensation Committee approval. The CEO’s bonus was based on the Adjusted EBITDA funded amount, with no +/- 30% discretionary adjustment. The determination of annual incentive award payments is described under “Annual Incentive Award” under the Executive Compensation Components section. The amounts set forth under “Estimated Future Payouts under Non-Equity Incentive Plan Awards” reflects the possible payouts of cash annual incentive awards under the AIP. Amounts reported in the “Threshold” column assume that the NEO only earns the minimum payout for the Adjusted EBITDA performance metric. No payouts were earned under the 2021 annual incentive program, as noted in footnote 3 under column (d) of the Summary Compensation Table.
5Represents options to purchase shares of the Company’s common stock granted under 2017 Plan. The options granted under the 2017 Plan vest ratably such that one-third of the shares covered by the options vest on each of the first three anniversaries of the date of grant and expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; provided, however, that (other than as would otherwise result in the violation of Section 409A of the Code), to the extent an option would expire at a time when the holder of such option is prohibited by applicable law or by the Company’s insider trading policy from exercising the option (the closed window period), then such option shall remain exercisable until the thirtieth (30th) day following the end of the closed window period; (ii) the first anniversary (as defined in the 2017 Plan) of the date of the optionee’s termination of employment due to death or disability, or in connection with a change of control; (iii) the third anniversary of the date of the optionee’s termination of employment due to retirement after attaining age 65 or attaining age 60 with at least five years of service; or (iv) 90 days following the date of the optionee’s termination of employment by the Company or its affiliates for any reason not described in clauses (ii) or (iii) above.
6Represents time-vested RSUs granted under the 2017 Plan. These RSUs cliff vest on the third anniversary of the date of grant.
7Represents cash-settled Performance RSUs granted under the 2017 Plan. The Performance RSUs are subject to the achievement of a ROIC performance goal during the performance period commencing on January 1, 2021 and ending on December 31, 2022. Additionally, the potential amount of Performance RSUs achieved will be modified based on the Company’s TSR relative to a comparator group. The relative TSR modifier applied will be 75%, 100%, or 125% of the achieved Performance RSUs, but the modifier will not increase the potential number of Performance RSUs received over 200% of the target award granted. The number of achieved performance RSUs will be determined as soon as practicable after the end of the performance period, December 31, 2022.
Subject to performance, one-half of the total achieved Performance RSUs will vest if employment with the Company continues until December 31, 2022, and the Company will settle such total achieved Performance RSUs by issuing cash equal to one-half of the total achieved Performance RSUs multiplied by the closing stock price on the performance achievement determination date. The other half of the total achieved Performance RSUs will vest if employment with the Company continues until December 31, 2023, and the Company will settle the remaining one-half of the total achieved Performance RSUs by issuing cash equal to one-half of the total achieved Performance RSUs multiplied by the closing stock price one year from the performance achievement determination date. The determination of the amounts achieved is described under “Long-Term Incentive Compensation” under the Executive Compensation Components section of the Compensation Discussion and Analysis.
8In connection with Mr. Couch's assumption of responsibilities for the Company's Purchasing function, his AIP target increased from $247,500 to $302,250.
9Represents options to purchase shares of the Company’s common stock granted under 2021 Plan. The options granted under the 2021 Plan vest ratably such that one-third of the shares covered by the options vest on each of the first three anniversaries of the date of grant and expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; provided, however, that (other than as would otherwise result in the violation of Section 409A of the Code), to the extent an option would expire at a time when the holder of such option is prohibited by applicable law or by the Company’s insider trading policy from exercising the option (the closed window period), then such option shall remain exercisable until the thirtieth (30th) day following the end of the closed window period; (ii) the first anniversary (as defined in the 2021 Plan) of the date of the optionee’s termination of employment due to death or disability, or in connection with a change of control; (iii) the third anniversary of the date of the optionee’s termination of employment due to retirement after attaining age 65 or attaining age 60 with at least five years of service; or (iv) 90 days following the date of the optionee’s termination of employment by the Company or its affiliates for any reason not described in clauses (ii) or (iii) above.
10Represents time-vested RSUs granted under the 2021 Plan. These RSUs cliff vest on the third anniversary of the date of grant.

Outstanding Equity Awards at 2021 Fiscal Year End
The following table sets forth information concerning outstanding equity awards held by the NEOs at December 31, 2021.

	Option Awards(1)							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Number of Securities Underlying Unearned Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not vested ($) (3)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
(a)	(b)	(c)		(d)	(e)	(f)		(g)		(h)	(i)		(j)
Jeffrey S. Edwards	31,900	—			$66.23	3/20/2024	(4)	10,250	(5)	$229,703	—	(6)	—
	38,900	—			$56.27	2/19/2025	(4)	23,819	(7)	$533,784	—	(8)	—
	35,200	—			$68.50	2/18/2026	(4)	20,387	(9)	$456,873	24,272	(10)	$543,936
	26,573	—			$107.48	2/13/2027	(4)
	25,117	—			$112.71	2/13/2028	(11)
	30,195	15,098	(12)		$74.15	2/14/2029	(11)
	33,898	67,797	(13)		$25.19	2/13/2030	(11)
	—	66,589	(14)		$37.28	2/16/2031	(11)
Jonathan P. Banas	2,000	—			$68.50	2/18/2026	(4)	1,754	(5)	$39,307	—	(6)	—
	1,384	—			$107.48	2/13/2027	(4)	5,002	(7)	$112,095	—	(8)	—
	3,152	—			$108.00	6/7/2027	(11)	4,024	(9)	$90,178	4,791	(10)	$107,355
	4,248	—			$112.71	2/13/2028	(11)
	5,165	2,583	(12)		$74.15	2/14/2029	(11)
	7,118	14,238	(13)		$25.19	2/13/2030	(11)
	—	13,143	(14)		$37.28	2/16/2031	(11)
D. William Pumphrey, Jr. (19)	12,800	—			$38.74	2/15/2023	(4)	2,033	(5)		—	(6)	—
	10,400	—			$66.23	3/20/2024	(4)	2,989	(7)		—	(8)	—
	12,100	—			$56.27	12/31/2024	(4)	1,091	(9)		1,864	(10)	$41,761
	9,400	—			$68.50	12/31/2024	(4)
	6,735	—			$107.48	12/31/2024	(4)
	5,430	—			$112.71	12/31/2024	(11)
	8,972	—			$74.15	12/31/2024	(11)
	12,742	—			$25.19	12/31/2024	(11)
	3,562	—			$37.28	12/31/2024	(11)
Christopher E. Couch	2,700	—			$81.45	7/11/2026	(4)	810	(5)	$18,152	—	(6)	—
	1,897	—			$107.48	2/13/2027	(4)	1,985	(7)	$44,484	—	(8)	—
	1,581	—			$112.71	2/13/2028	(11)	1,878	(9)	$42,086	2,236	(10)	$50,109
	2,384	1,192	(12)		$74.15	2/14/2029	(11)	2,034	(15)	$45,582
	2,825	5,650	(13)		$25.19	2/13/2030	(11)
	—	6,134	(14)		$37.28	2/16/2031	(11)
	—	4,281	(16)		$24.59	7/28/2031	(11)
Joanna M. Totsky	923	—			$107.48	2/13/2027	(4)	675	(5)	$15,127	—	(6)	—
	1,293	—			$112.71	2/13/2028	(11)	1,650	(17)	$36,977	—	(8)	—
	1,986	994	(12)		$74.15	2/14/2029	(11)	2,740	(7)	$61,403	2,875	(10)	$64,418
	3,277	1,639	(18)		$45.46	7/1/2029	(11)	2,415	(9)	$54,120
	—	7,797	(13)		$25.19	2/13/2030	(11)
	—	7,886	(14)		$37.28	2/16/2031	(11)

1All of the amounts presented in this portion of the table relate to options to purchase shares of the Company’s common stock granted to the NEOs under the following Plans:
- 2011 Plan (for awards granted in 2013, 2014, 2015, 2016, and on February 13, 2017);
- 2017 Plan (for awards granted on June 7, 2017 and in 2018, 2019, 2020, and on February 16, 2021); and,
- 2021 Plan (for awards granted on July 28, 2021).
2Represents options which have vested and were exercisable as of December 31, 2021.
3The values in column (h) equal the total number of shares of stock or RSUs listed in column (g) for each NEO multiplied by the value of Company common stock as of December 31, 2021. The values in column (j) equal the total number of shares of stock or Performance RSUs listed in column (i) for each NEO multiplied by the value of Company common stock as of December 31, 2021. The value of common stock as of December 31, 2021 was $22.41 per share, which was the closing price of Company stock listed on the NYSE on that day.
4Options listed expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; (ii) the first anniversary of the date of the optionee’s termination of employment due to death or disability, or in connection with a change of control; (iii) the third anniversary of the date of the optionee’s termination of employment due to retirement after attaining age 65 or attaining age 60 with at least five years of service; or (iv) 90 days following the date of the optionee’s termination of employment by the Company and its affiliates for any reason not described in clauses (ii) through (iii) above.
5Represents time-vested RSUs granted on February 14, 2019, under the 2017 Plan that had not yet vested as of December 31, 2021. These RSUs cliff vest on the third anniversary of the date of grant.
6Target awards of Performance RSUs were granted under the 2017 Plan in February 2019 to be earned in a multiple ranging from zero to two times the target awards based on our performance during the performance period commencing on January 1, 2019 and ending on December 31, 2021, subject to continued employment during the performance period. Performance for 2019 to 2021 paid out at 0% of target. Actual number of units earned are reflected in the table.
7Represents time-vested, cash settled RSUs granted on February 13, 2020, under the 2017 Plan that had not yet vested as of December 31, 2021. These RSUs cliff vest on the third anniversary of the date of grant.
8Target awards of cash-settled Performance RSUs were granted in February 2020 under the 2017 Plan to be earned in a multiple ranging from zero to two times the target awards based on our performance during the performance period commencing on January 1, 2020 and ending on December 31, 2021, subject to continued employment during the performance period. Performance for 2020 to 2021 paid out at 0% of target. Actual number of units earned are reflected in the table.
9Represents time-vested RSUs granted on February 16, 2021, under the 2017 Plan that had not yet vested as of December 31, 2021. These RSUs cliff vest on the third anniversary of the date of grant.
10Target awards of cash-settled Performance RSUs were granted in February 2021 under the 2017 Plan to be earned in a multiple ranging from zero to two times the target awards based on our performance during the performance period commencing on January 1, 2021 and ending on December 31, 2022, subject to continued employment during the performance period. The Performance RSUs earned will be settled 50% in 2023. The remaining 50% earned will be settled in 2024 subject to continued employment. Performance for 2021 was below the threshold level; therefore, the threshold amounts are shown in accordance with SEC rules. The actual number of shares that will be issued is not yet determinable.
11Options listed expire on the earliest to occur of: (i) the tenth anniversary of the date of grant; provided, however, that (other than as would otherwise result in the violation of Section 409A of the Code), to the extent an option would expire at a time when the holder of such option is prohibited by applicable law or by the Company’s insider trading policy from exercising the option (the closed window period), then such option shall remain exercisable until the thirtieth (30th) day following the end of the closed window period; (ii) the first anniversary (as defined in the 2017 Plan) of the date of the optionee’s termination of employment due to death or disability, or in connection with a change of control; (iii) the third anniversary of the date of the optionee’s termination of employment due to retirement after attaining age 65 or attaining age 60 with at least five years of service; or (iv) 90 days following the date of the optionee’s termination of employment by the Company or its affiliates for any reason not described in clauses (ii) or (iii) above.
12Represents outstanding options granted February 14, 2019 under the 2017 Plan, which have not vested and were unexercisable as of December 31, 2021. These options vest ratably over three years.
13Represents outstanding options granted February 13, 2020 under the 2017 Plan, which have not vested and were unexercisable as of December 31, 2021. These options vest ratably over three years.
14Represents outstanding options granted February 16, 2021 under the 2017 Plan, which have not vested and were unexercisable as of December 31, 2021. These options vest ratably over three years.
15Represents time-vested RSUs granted on July 28, 2021 under the 2021 Plan, which had not yet vested as of December 31, 2021. These RSUs cliff vest on the third anniversary of the date of grant.
16Represents outstanding options granted July 28, 2021 under the 2021 Plan, which have not vested and were unexercisable as of December 31, 2021. These options vest ratably over three years.
17Represents time-vested RSUs granted on July 1, 2019, under the 2017 Plan that had not yet vested as of December 31, 2021. These RSUs cliff vest on the third anniversary of the date of grant.
18Represents outstanding options granted July 1, 2019 under the 2017 Plan, which have not vested and were unexercisable as of December 31, 2021. These options vest ratably over three years.
19Mr. Pumphrey, Jr. met the definition of retirement under the 2011, 2017 and 2021 Plans when he departed from the Company effective December 31, 2021. In accordance with the Plans, Mr. Pumphrey, Jr. will have three years to exercise vested stock options, or the natural expiration date of the stock options where earlier; prorated vesting of his RSUs based on time worked during the vesting period, which will distribute after the six-month delay period, in accordance with 409A; and, Mr. Pumphrey, Jr.'s target Performance RSUs were prorated based on time worked during the vesting periods, which will distribute after actual performance has been determined after the end of the performance periods, providing the minimum threshold level of performance is met.

2021 Option Exercises and Stock Vested
The following table sets forth information concerning the exercise of stock options and vesting of stock for each NEO during 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($) (2)	Number of Shares Acquired on Vesting (#) (3)	Value Realized on Vesting ($) (4)
(a)	(b)	(c)	(d)	(e)
Jeffrey S. Edwards	—	—	5,312	$197,553
Jonathan P. Banas	—	—	899	$33,434
D. William Pumphrey, Jr.	—	—	1,149	$42,731
Christopher E. Couch	—	—	335	$12,459
Joanna M. Totsky	3,898	$80,338	274	$10,190

1The number of shares reported includes the number of shares withheld by the Company for payment of the exercise price and tax liability incident to the exercise.
2The amount represents the difference between the market price of the underlying shares at the time of exercise and the exercise price of the option established at the time of grant.
3The number of shares reported includes the number of shares withheld by the Company for the payment of tax liabilities incurred upon the vesting of restricted stock units.
4The amount represents the market price of the underlying shares on the date of vesting.

2021 Nonqualified Deferred Compensation
The following table sets forth annual contributions, withdrawals, earnings and fiscal year-end balances for each NEO under the Company’s non-qualified Supplemental Executive Retirement Plan (“SERP”).

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (1) (c)	Aggregate Earnings in Last FY ($)(2) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (3) (f)
Jeffrey S. Edwards	—	$174,160	$236,084	—	$2,407,941
Jonathan P. Banas	—	$62,598	$28,188	—	$278,179
D. William Pumphrey, Jr.	—	$80,558	$65,566	—	$1,062,359
Christopher E. Couch	—	$48,532	$17,730	—	$184,130
Joanna M. Totsky	—	$47,661	$21,043	—	$179,416

1Amounts are included in column (i) of the Summary Compensation Table and represent nonqualified Company contributions under the SERP for the 2021 plan year.
2Includes earnings from the SERP for the 2021 plan year.
3Of the aggregate total amounts in this column (f), the following SERP contribution amounts have been reported in the Summary Compensation Table for this year and for previous years:

Name	2021 ($)	Previous Years ($)	Total ($)
Jeffrey S. Edwards	$174,160	$1,367,955	$1,542,115
Jonathan P. Banas	$62,598	$142,179	$204,777
D. William Pumphrey, Jr.	$80,558	$88,332	$168,890
Christopher E. Couch	$48,532	—	$48,532
Joanna M. Totsky	$47,661	—	$47,661

SERP
The SERP provides a benefit equal to one and one-half times the percentage of Company contributions actually credited to the participant’s account under the CSA Savings Plan, multiplied by the participant’s compensation (without regard to qualified plan limits prescribed by the Code), but offset by the amount of Company contributions made for such participant under the CSA Savings Plan.
Under the SERP, benefits are payable after a period of six months from the date of termination. Benefits vest under the SERP at the same time as Company contributions under the CSA Savings Plan vest (generally after two years of service). Accounts under the SERP are credited with hypothetical investment earnings based on participant investment elections made from among the options available under the CSA Savings Plan. From among the available investment alternatives, participants may change their instructions relating to their deferred compensation daily via the third-party administrator for the Company’s SERP. Earnings on a participant’s balance are determined solely by the performance of the investments that the participant has chosen for his plan balance; the Company does not guarantee any minimum return on investments and accounts are not credited with above-market earnings.
The table below reflects the investment fund options available under the SERP as of December 31, 2021, and the annualized rates of return for the calendar year ended December 31, 2021.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Vanguard High Dividend Yield Index Fund Admiral	26.13%	Fidelity® US Bond Index	-1.79%
Fidelity® 500 Index Fund - Institutional Class	28.69%	T. Rowe Price Retirement 2005 Fund (Class F)	8.06%
American Funds EuroPacific Growth Fund® Class R-5	2.80%	T. Rowe Price Retirement 2010 Fund (Class F)	8.76%
T. Rowe Price Growth Stock Fund	20.03%	T. Rowe Price Retirement 2015 Fund (Class F)	9.54%
T. Rowe Price Retirement Balanced Fund (Class F)	8.34%	T. Rowe Price Retirement 2020 Fund (Class F)	10.36%
T. Rowe Price Stable Value Common Fund A	1.74%	T. Rowe Price Retirement 2025 Fund (Class F)	11.82%
Loomis Sayles Bond Fund Institutional Class	3.23%	T. Rowe Price Retirement 2030 Fund (Class F)	13.50%
DFA U.S. Targeted Value Portfolio Institutional Class	38.80%	T. Rowe Price Retirement 2035 Fund (Class F)	15.04%
Fidelity® Inflation-Protected Bond Index Fund - Institutional Class	5.93%	T. Rowe Price Retirement 2040 Fund (Class F)	16.34%
Hartford MidCap R6	9.97%	T. Rowe Price Retirement 2045 Fund (Class F)	17.26%
Fidelity® Mid Cap Index	22.56%	T. Rowe Price Retirement 2050 Fund (Class F)	17.38%
Fidelity® Small Cap Index	14.72%	T. Rowe Price Retirement 2055 Fund (Class F)	17.39%
Fidelity® International Index	11.45%	T. Rowe Price Retirement 2060 Fund (Class F)	17.44%
Fidelity® Government Money Market K6	0.01%
CSA Savings Plan
The Company maintains the CSA Savings Plan, a tax-qualified 401(k) retirement savings plan pursuant to which all U.S. non-union employees, including eligible NEOs, may contribute the lesser of up to 50% of their compensation or the limit prescribed by the Code. The CSA Savings Plan provides a 40% fixed match on employee contributions of up to 5% of compensation and permits additional discretionary contributions depending on Company performance. An additional non-matching employer contribution of 3% to 5% of compensation (depending on a participant’s age plus years of service with the Company) is also made to the CSA Savings Plan. The account balances for NEOs under the CSA Savings Plan are not reflected in the table above, which reflects only nonqualified benefits.

Potential Payments Upon Termination or Change of Control
Mr. Pumphrey, Jr. retired from the Company on December 31, 2021. Under the Company’s equity award agreements, Mr. Pumphrey, Jr. is entitled to receive prorated amounts of each of his 2019, 2020 and 2021 RSU awards which will vest according to the initial vesting schedule and pre-established terms of the awards. Additionally, Mr. Pumphrey, Jr. is vested in a prorated portion of each of his 2019, 2020 and 2021 stock option awards which will be exercisable through December 31, 2024. Performance-based RSUs were prorated for each of Mr. Pumphrey, Jr’s. outstanding 2020 and 2021 awards with the vesting amount to be determined based on the actual performance achieved at the end of the performance periods. Due to Mr. Pumphrey, Jr’s. retirement on December 31, 2021, the Company has excluded him from the following termination table.

Amounts accrued under the normal terms of our deferred compensation plans are not included in this table and are instead presented under “Nonqualified Deferred Compensation.” Similarly, information concerning vested equity awards is not included in the table and is presented under “Outstanding Equity Awards at Fiscal Year End.”

Name		Severance Payment(1)	Health/Life(2)	Outplacement Services(3)	Accelerated Vesting of Equity Awards(4)	280G Treatment/Gross Up(5)	Totals
Jeffrey S. Edwards
•	Change of Control Without Termination	—	—	—	—	—	—
•	Termination Without Cause or Resignation for Good Reason, After Change of Control	$5,600,000	$16,341	$50,000	$4,153,357	—	$9,819,698
•	Termination Without Cause with no Change of Control	$4,400,000	$16,341	$50,000	—	N/A	$4,466,341
•	Termination for Cause or Resignation Without Good Reason	—	—	—	—	N/A	—
•	Termination due to Death	—	—	—	$4,153,357	N/A	$4,153,357
•	Termination due to Disability	—	—	—	$4,153,357	N/A	$4,153,357

Jonathan P. Banas
•	Change of Control Without Termination	—	—	—	—	—	—
•	Termination Without Cause or Resignation for Good Reason, After Change of Control	$2,125,000	$23,872	$50,000	$821,439	—	$3,020,311
•	Termination Without Cause with no Change of Control	$1,312,500	$23,872	$50,000	—	N/A	$1,386,372
•	Termination For Cause or Resignation Without Good Reason	—	—	—	—	N/A	—
•	Termination due to Death	—	—	—	$821,439	N/A	$821,439
•	Termination due to Disability	—	—	—	$821,439	N/A	$821,439

Christopher E. Couch
•	Change of Control Without Termination	—	—	—	—	—	—
•	Termination Without Cause or Resignation for Good Reason, After Change of Control	$1,836,750	$23,937	$50,000	$401,766	—	$2,312,453
•	Termination Without Cause with no Change of Control	$1,150,875	$23,937	$50,000	$0	N/A	$1,224,812
•	Termination For Cause or Resignation Without Good Reason	—	—	—	—	N/A	—
•	Termination due to Death	—	—	—	$401,766	N/A	$401,766
•	Termination due to Disability	—	—	—	$401,766	N/A	$401,766

Joanna M. Totsky
•	Change of Control Without Termination	—	—	—	—	—	—
•	Termination Without Cause or Resignation for Good Reason, After Change of Control	$1,718,250	$23,689	50,000	$480,403	—	$2,272,342
•	Termination Without Cause with no Change of Control	$1,076,625	$23,689	50,000	$0	N/A	$1,150,314
•	Termination For Cause or Resignation Without Good Reason	—	—	—	—	N/A	—
•	Termination due to Death	—	—	—	$480,403	N/A	$480,403
•	Termination due to Disability	—	—	—	$480,403	N/A	$480,403

1Pursuant to the January 1, 2011 Executive Severance Pay Plan, as amended and restated on June 9, 2021, Mr. Edwards', Mr. Banas', Mr. Couch and Ms. Totsky's cash severance for termination without cause prior to a change of control is two times for Mr. Edwards and one and a half times for Mr. Banas, Mr. Couch and Ms. Totsky the sum of (i) their annual base pay as in effect immediately prior to the date of termination plus (ii) their target cash incentive compensation award for the year in which termination occurs, with payments to be made in accordance with the Company's regular payroll schedule, plus the prorated annual incentive award based on actual performance for the year of termination; for termination without cause after a change of control, Mr. Edwards', Mr. Banas', Mr. Couch's and Ms. Totsky's cash severance is two times the sum of (i) their base pay as in effect immediately prior to the date of termination plus (ii) their target annual cash incentive compensation award for the year in which termination occurs, and will be paid in a single lump sum cash payment, plus (iii) a pro rata portion of the greater of their target or actual annual bonus for the year of termination; for disclosure purposes we have only reported the incremental value by which the target annual incentive exceeds the actual annual incentive, if any.
Further description of the terms applicable to cash severance payments is included under "Terms Applicable to Payments Upon Termination of Employment."
2Health benefits are continued for the NEOs and their covered dependents after termination of employment under certain circumstances. In such cases, the commitment is generally to provide for coverage for these benefits in a manner such that

(i) benefits provided are substantially similar to those at termination and (ii) recipients of such benefits will not pay higher share of cost for such benefits than had been required prior to termination of employment based on elections in place at that time. Further description of the terms applicable to health and life insurance benefits is included under ‘‘Terms Applicable to Payments Upon Termination of Employment.’’
For Messrs. Edwards, Banas, Couch and Ms. Totsky, upon termination without cause or by the employee for good reason with or without a change in control, they are entitled to receive continued health coverage for 18 months.
3Upon termination without cause (or resignation for good reason) after a change of control, the NEOs are entitled to payment of the cost of outplacement services in an amount equal to the lesser of 15% of annual base salary at the time of termination, or $50,000. Pursuant to the January 1, 2011 Executive Severance Pay Plan, the NEOs are also entitled to payment of the cost of outplacement services in an amount equal to the lesser of 15% of annual base salary at the time of termination, or $50,000 upon termination without cause (or resignation for good reason) prior to a change of control.
4For the NEOs, represents the effect of accelerated vesting related to time-based RSUs, stock options, and performance-based RSUs.
In the event of a change in control without termination: For the stock options, time-based RSUs, and performance-based RSUs granted in February and July 2019, February 2020, and February and July 2021 pursuant to the award agreements, 100% of all outstanding and unvested options and RSUs would become immediately vested and exercisable if the successor in the change in control does not assume the options or stock units or does not issue replacement awards. For purposes of this disclosure, we have assumed that the awards will be assumed or replaced by the successor of the change in control and, therefore, have not reflected 100% immediate vesting on either the February and July 2019, February 2020, or February and July 2021 awards.
In the event of a change in control with termination within two years of a change in control: For all other unvested time-based restricted stock and stock options granted in February and July 2019, February 2020, and February and July 2021, 100% of the outstanding and unvested grants become fully vested and exercisable. For purposes of this disclosure, we have assumed that 100% of the outstanding and unvested target level of performance-based RSUs granted in February 2019, February 2020, and February 2021 will become fully vested.
In the event of a termination upon death or disability prior to a change in control: For time-based RSUs and stock options granted in February and July 2019, February 2020, and February and July 2021, 100% of the unvested awards become fully vested and exercisable. For performance-based RSUs granted in February 2019, February 2020, and February 2021, 100% of the target level of the unvested award become fully vested and exercisable.
5Upon a change of control of the Company, each executive may be subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code. Pursuant to the January 1, 2011 Executive Severance Pay Plan, Messrs. Edwards, Banas and Couch, and Ms. Totsky, will receive the treatment that provides the best after-tax benefit (taking into account the applicable federal, state, and local income taxes and the excise tax) between (i) total payments being delivered in full, or (ii) total payments cutback to such amount so that no portion of such total payments would be subject to the excise tax. These amounts assume that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-competition covenants included in the agreement. Amounts will be discounted to the extent the Company can demonstrate by clear and convincing evidence that the non-competition covenants included in the agreement substantially constrains the executive’s ability to perform services and there is a reasonable likelihood that the non-competition covenants will be enforced against the individual.
Terms Applicable to Payments upon Termination of Employment
The terms applicable to payments upon termination of employment with respect to Messrs. Edwards, Banas, Couch and Ms. Totsky are governed by the Executive Severance Pay Plan.

Named Executive Officers Covered by the Executive Severance Pay Plan (“Severance Plan”)
The Severance Plan, adopted in 2011 and amended and restated as of June 9, 2021, applies to officers of the Company, including our current NEOs (namely, Messrs. Edwards, Banas, Couch and Ms. Totsky (the “Covered NEOs”)) who are not covered by employment agreements that specifically provide for benefits upon termination of employment. Under the Severance Plan, if a Covered NEO is terminated by the Company without “Cause,” as the term is defined in the Severance Plan and described below, prior to a change of control of the Company, then the Company will pay or provide the following:

•In the case of Mr. Edwards, the sum of his base pay as in effect immediately prior to his termination and the target annual cash incentive amount for the year in which his termination occurs multiplied by two; in the case of Messrs. Banas, Couch and Ms. Totsky, the sum of each executive’s current base pay as in effect immediately prior to their termination and the target annual cash incentive amount for the year in which their termination occurs multiplied by one and one-half. Cash Severance payments are to be made in installment payments in accordance with the Company’s regular payroll schedule;
•    A pro rata portion of the Covered NEO’s annual cash incentive compensation award for the year in which the termination occurs, based on actual performance;
•    Continued health insurance coverage at the active employee rate for 18 months following the termination; and
•    Outplacement services.

If a Covered NEO terminates employment for “Good Reason,” as the term is defined in the Severance Plan and described below, or is terminated by the Company without Cause during the two-year period following a change of control of the Company, then the Company will pay or provide to the Covered NEO the following:

•    The sum of the Covered NEO’s current base salary and the previous year’s target annual bonus, multiplied by two;
•    A pro rata portion of the Covered NEO’s annual cash incentive compensation award for the year in which the termination occurs, based on target performance;
•    Continued health insurance coverage at active employee rates for 18 months following the termination; and
•    Outplacement services.

Termination for “Cause” under the Severance Plan means termination for any of the following reasons: (i) the executive’s material breach of his or her significant obligations to, or agreements with, the Company or its affiliates, if the breach is or may be materially injurious to the Company or its affiliates (and is not cured within 30 days of notice); (ii) the executive’s commission of and indictment for a felony, or certain other criminal or civil verdicts against the executive; or (iii) any other willful act or omission which is or may be materially injurious to the financial condition or business reputation of, or otherwise is or may be materially injurious to, the Company or its affiliates (and that is not cured within 30 days of notice).

Termination by an executive for “Good Reason” under the Severance Plan means termination during the two-year period following a change of control of the Company after any of the following: (i) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties compared to immediately prior to the change of control (subject to cure within 30 days of notice); (ii) a reduction in base pay or opportunities for incentive compensation other than a reduction that is applied generally to other executives in a similar manner (subject to cure within 30 days of notice); or (iii) a requirement that the executive change his or her principal location of work by more than 50 miles.

In exchange for these benefits, the Covered NEOs would be required to agree to (i) non-competition and non-solicitation provisions for the period represented by the applicable severance multiple, (ii) confidentiality and non-disparagement provisions, and (iii) a release of claims.

A “Change of Control” under the Severance Plan means the occurrence of any of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than certain permitted entities affiliated with the Company; or (ii) any person or group, other than such permitted entities, becomes the “beneficial owner” (as defined in Rules 13d-3 and l3d-5 under the Exchange Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise. A transaction or series of transactions that would otherwise not constitute a Change of Control is treated as a Change of Control for purposes of the Covered NEO’s entitlements under the plan if clause (i) above is satisfied in respect of the business or division in which such executive is principally engaged.

The Severance Plan also provides that if any payment or the amount of benefits due under the plan or otherwise would be considered an excess parachute payment that subjects the Covered NEO to excise tax under Internal Revenue Code Section 4999, then the benefits will either be delivered in full or delivered in an amount such that no portion of the benefits would be subject to the excise tax, whichever would result in the receipt by the executive of the greatest benefit on an after-tax basis.

If a Covered NEO’s employment is terminated for any other reason, then no amounts are payable under the Severance Plan.

Ratio of the Annual Total Compensation of the Median-Paid Employee to the CEO
Cooper Standard has approximately 22,600 employees, including 2,600 contingent workers, with 128 facilities in 21 countries. With our global footprint, a significant percentage (approximately 84%) of our employee population is located outside of the United States. In line with the customary nature of manufacturing organizations, a large segment of our employees is operations-based and paid on an hourly basis (approximately 77%). To attract and retain employees globally, we pay what we believe to be market competitive rates in each market where we operate. Our pay ratio (i.e., the total annual compensation of our CEO to the median of the annual total compensation of all our employees, other than the CEO (the “CEO Pay Ratio”)) below is a reasonable estimate that has been calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below.
In accordance with the pay ratio regulations, the Company is required to identify the median employee every three years at a minimum. For the 2021 Proxy Statement disclosure, the Company determined that there had not been a change in the circumstances of the identified median employee for fiscal 2020 or the Company’s employee population or compensation arrangements for fiscal 2020 relative to fiscal 2021 which the Company reasonably believes would result in a significant change in the CEO Pay Ratio disclosure. As such, the Company determined that use of the same previously identified median employee in 2020 for purposes of the 2021 CEO Pay Ratio outlined below, remains appropriate.

For 2021, to determine the CEO Pay Ratio required by Item 402(u) of Regulation S-K for the 2021 Proxy Statement disclosure, the Company first identified the median employee using our global employee population as of December 31, 2020, which included all global full-time, part-time, temporary, and seasonal employees who were employed on that date. In determining our median employee, we used the consistently applied compensation measure of "gross compensation, excluding equity compensation", which included salary, overtime, shift differential, allowances, bonus payments, and other monetary payments provided by the employer during the period from January 1 through December 31, 2020. We annualized the gross compensation for newly hired permanent employees who were not employed for the entire year.

Our median employee represents the composition of our workforce, as the individual was located outside of the United States, in Poland, and was in an hourly, and production-based position.
Our median employee's 2021 compensation1 was $15,036. Comparing this to the Chief Executive Officer's 2021 compensation ($5,087,944), we estimate that the CEO Pay Ratio2 was 338:1.
Supplemental Ratio: The following is provided in addition to (and not as a substitute for) the required pay ratio disclosed above. If we accounted for the cost of living differences, the ratio of the annual total compensation of our CEO compared to that of the median employee identified above would be reduced approximately 54%. Specifically, the median employee's 2021 total compensation1 with the cost of living adjustment3 would have been $32,907. Comparing this to the Chief Executive Officer's 2021 compensation ($5,087,944), the CEO Pay Ratio would have been 155:1.
The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions and make reasonable estimates and assumptions that reflect their compensation practices.
As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

1    The median employee's annual total compensation was calculated using the Summary Compensation Table methodology as detailed in Item 402(c)(2)(x) of Regulation S-K.
2    We calculated the total compensation of Mr. Jeffrey Edwards, our CEO, as detailed in the Summary Compensation Table for 2021, and compared it to the median employee’s total compensation for 2021 to arrive at the Pay Ratio.
3    Utilized the World Bank, Price level ratio of PPP Conversion Factor (GDP) to Market Exchange Rate for 2020.

Proposal 3: Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2022
Proposal 3 is the ratification of the Audit Committee’s selection and reappointment of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company for the 2022 fiscal year.
Each year, the Audit Committee reviews the performance, independence, and qualifications of the Company’s independent registered public accounting firm. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2005, and the Audit Committee has selected Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2022. In considering whether to reappoint Ernst & Young LLP in 2022, the Audit Committee considered, among other things:
•all relationships between Ernst & Young LLP and the Company to determine Ernst & Young LLP’s continuing independence;
•Ernst & Young LLP’s knowledge of and expertise in the automotive industry and the Company’s business;
•Ernst & Young LLP’s global capacity and ability to serve the Company’s worldwide operations;
•the qualifications and performance of the audit firm’s partners and managers who are responsible for the audit;
•the quality control procedures the audit firm has established;
•the reasonableness of the fees paid to the audit firm for audit and permitted non-audit services, as more fully described below; and
•the firm’s known legal risks and any significant legal or regulatory proceedings in which it is involved.
Ratification on an advisory basis of the Audit Committee’s reappointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2022 requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions are not counted as votes FOR or AGAINST ratification and will therefore have no effect on such vote. If the stockholders fail to ratify the reappointment on an advisory basis, the Audit Committee will reconsider this selection and take such actions as it deems appropriate as a result of such advisory vote. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They are expected to be available to respond to your questions and may make a statement if they desire.

☑	The Board of Directors recommends that the stockholders vote FOR Proposal 3.

Fees and Services of Independent Registered Public Accounting Firm
The Audit Committee has adopted procedures for pre-approving audit and non-audit services provided by Ernst & Young LLP. The Audit Committee is required to pre-approve all services Ernst & Young LLP provides to the Company. All services provided are to conform with SEC and Public Company Accounting Oversight Board permitted services guidelines. All fee and billing arrangements are reviewed with management of the Company prior to the commencement of services. Ernst & Young LLP regularly reports to the Audit Committee on services performed and to be performed by it with respect to which pre-approval is required. All of the audit, audit-related and tax services performed by Ernst & Young LLP were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.
During 2020 and 2021, we retained Ernst & Young LLP as the Company’s independent registered public accounting firm to provide services in the following categories and amounts (dollar amounts in thousands):

	2021	2020
Audit fees[1]	$2,853	$3,789
Audit-related fees[2]	$31	$985
Tax fees[3]	$756	$1,096
All other fees[4]	$—	$—
Total	$3,640	$5,870

1Audit fees include services related to the annual audit of our consolidated financial statements, the audit of our internal controls over financial reporting, the reviews of our Quarterly Reports on Form 10-Q, international statutory audits, and other services that are normally provided by the independent accountants in connection with our regulatory filings.
2Audit-related fees include services related to due diligence in connection with acquisitions and divestitures and audit procedures related to IT implementations..
3Tax fees include services related to tax compliance, tax advice, and tax planning.
4All other fees are related to other advisory services.
The Audit Committee has considered whether the provision of services described under the line items “Tax fees” and “All other fees” are compatible with maintaining Ernst & Young LLP’s independence. In light of the nature of work performed and the amount of the fees paid to Ernst & Young LLP for those services, the Audit Committee concluded that the provision of such services is compatible with maintaining Ernst & Young LLP’s independence.

Report of the Audit Committee
The Audit Committee, which is comprised entirely of directors who have been determined to be independent under the applicable NYSE listing standards and SEC rules, was established for the purpose of assisting the Board in fulfilling its responsibility to oversee (i) the Company’s financial reporting process, (ii) the integrity of its financial statements, (iii) its compliance with legal and regulatory requirements, (iv) the independence and qualifications of its independent auditor, (v) the effectiveness of its internal controls and (vi) the performance of its internal audit function and its independent auditor.

The Audit Committee is responsible for the appointment, compensation (including negotiation of fees), and oversight of the Company’s independent registered public accounting firm. As part of its oversight and assessment of the independent registered public accounting firm, the Audit Committee considers the quality and efficiency of the services provided, the firm’s global capability, and the technical expertise and knowledge of the Company’s global operations and industry. The Audit Committee also considers the impact of changing auditors when assessing whether to retain the current external auditor. In connection with the mandatory rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee is directly involved in the selection of the lead engagement partner. Based on its assessment, the Audit Committee has determined that its selection of Ernst & Young LLP, as the Company’s independent registered public accounting firm, is in the best interest of the Company.

The Company’s management is responsible for its internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with U.S. GAAP and the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In this context, the Audit Committee hereby reports as follows:
1.The Audit Committee has reviewed and discussed with management the Company’s 2021 audited financial statements.
2.The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed pursuant to the applicable standards adopted by the Public Company Accounting Oversight Board (“PCAOB”), including their evaluation of, and conclusions about, the qualitative aspects of the significant accounting principles and practices applied in the Company’s financial reporting.
3.The Audit Committee has received from the independent registered public accounting firm written disclosures and a letter as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm its independence from management and the Company. In considering the independence of the Company’s independent registered public accounting firm, the Audit Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described above.
4.Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.
Audit Committee
Stephen A. Van Oss, Chair
Christine M. Moore
Robert J. Remenar
Thomas W. Sidlik

Submitting Stockholder Proposals and Nominations for the 2023 Annual Meeting
Proposals received from stockholders will be carefully considered by the Company. Any proposal should be directed to the Company’s secretary at 40300 Traditions Drive, Northville, Michigan, 48168. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2023 Annual Meeting in accordance with Rule 14a-8 under the Exchange Act if they are received by the Company on or before December 8, 2022, 120 days before the first anniversary of the mailing date of the 2022 proxy statement.
In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be delivered to the Company’s secretary at the Company’s principal offices not later than the last date for submission of stockholder proposals under the Company’s By-Laws. In order for a proposal to be “timely” under the Company’s By-Laws, it must be received not later than February 18, 2023, and not earlier than January 19, 2023; provided, however, if we hold the 2023 Annual Meeting more than 30 days before or more than 60 days after the anniversary of the 2022 Annual Meeting, notice by stockholders to be timely must be received no earlier than the opening of business on the 120th day prior to the 2023 Annual Meeting date and no later than the close of business on (i) the 90th day prior to the 2023 Annual Meeting date or (ii) the 10th day after the day on which disclosure of the date of the 2023 Annual Meeting is made, whichever is later.

In addition to satisfying the foregoing requirements under the Company’s By-Laws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 20, 2023.

Additional Information
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by phone at (248) 596-5900 or by sending a written request to the Company at 40300 Traditions Drive, Northville, Michigan, 48168, Attention: Secretary. If your household has received multiple copies of proxy statements and annual reports, you can request the delivery of single copies in the future by notifying the Company as listed above.
Discretionary Voting of Proxies on Other Matters
As of the date of this proxy statement, there are no other matters that the Company’s management intends to present, or have reason to believe others will present, at the Annual Meeting. If, however, other matters are brought before the Annual Meeting in a proper manner, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matters as they determine appropriate.

COOPER-STANDARD HOLDINGS INC. ATTN: JOANNA M. TOTSKY 40300 Traditions Drive Northville, Michigan, 48168

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions, your questions to management and your request for electronic delivery of proxy materials up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CPS2022

You will be able to attend and vote at the Annual Meeting via the Internet by visiting the website referenced right above. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
COOPER-STANDARD HOLDINGS INC.
The Board of Directors recommends you vote FOR the listed nominees.
1.	Election of Directors	For	Against	Abstain	The Board of Directors recommends you vote FOR Proposals 2 and 3.
	1a. John G. Boss	☐	☐	☐			For	Against	Abstain
	1b. Jeffrey S. Edwards	☐	☐	☐	2.	Advisory Vote on Named Executive Officer Compensation.	☐	☐	☐
	1c. Richard J. Freeland	☐	☐	☐	3.	Ratification of Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐
	1d. Adriana E. Macouzet-Flores	☐	☐	☐
	1e. David J. Mastrocola	☐	☐	☐	NOTE: Conduct such other business as may properly come before the meeting or any adjournment thereof.
	1f. Christine M. Moore	☐	☐	☐
	1g. Robert J. Remenar	☐	☐	☐
	1h. Sonya F. Sepahban	☐	☐	☐
	1i. Thomas W. Sidlik	☐	☐	☐
	1j. Stephen A. Van Oss	☐	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2021, are available at www.proxyvote.com

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COOPER-STANDARD HOLDINGS INC.
Annual Meeting of Stockholders
May 19, 2022 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jeffrey S. Edwards and Joanna M. Totsky, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of COOPER-STANDARD HOLDINGS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on May 19, 2022, at www.virtualshareholdermeeting.com/CPS2022, and any adjournment or postponement thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side